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                                                                   EXHIBIT 10(a)


                          PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG

                             MICHIGAN NATIONAL BANK

                                      AND

                     INDEPENDENCE ONE MORTGAGE CORPORATION
                                     Seller

                                      AND

                             NORWEST MORTGAGE, INC.
                                   Purchaser




                                     DATED



                             As of August 11, 1994
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                               TABLE OF CONTENTS

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ARTICLE I..............................................................................   6
DEFINITIONS............................................................................   6
   Section 1.1     Definitions.........................................................  14
   Section 1.2     General.............................................................  14
ARTICLE II
   SALE OF SERVICING RIGHTS AND RELATED ITEMS..........................................  14
   Section 2.1     Closing Date........................................................  14
   Section 2.2     Items to be Sold....................................................  15
   Section 2.3     Evidence of Sale....................................................  15
   Section 2.4     Employees...........................................................  15
   Section 2.5     Leases..............................................................  16
   Section 2.6     No Other Liabilities................................................  16
   Section 2.7     Tax Treatment.......................................................  16
   Section 2.8     Interim Servicing Fee...............................................  16
   Section 2.9     Other Payments  to Seller...........................................  17
   Section 2.10    Accounts Receivable.................................................  17
ARTICLE III............................................................................  17
CONSIDERATION AND PAYMENTS.............................................................  17
   Section 3.1     Amounts Due Purchaser...............................................  17
   Section 3.2     Payment of Purchase Price by Purchaser..............................  17
   Section 3.3     Verification of Purchase Price and Other Amounts to be Transferred .  22
   Section 3.4     Purchaser Covenants.................................................  22
   Section 3.5     Seller Covenants....................................................  23
   Section 3.6     Intentionally Omitted...............................................  26
   Section 3.7     Expense Proration...................................................  26
   Section 3.8     Leased Locations....................................................  26
   Section 3.9     Exhibits............................................................  27
ARTICLE IV.............................................................................  27
REPRESENTATIONS AND WARRANTIES OF SELLER...............................................  27
   Section 4.1     Due Incorporation and Good Standing.................................  27
   Section 4.2     Authority and Capacity..............................................  27
   Section 4.3     Effective Agreement.................................................  27
   Section 4.4     No Conflict.........................................................  28
   Section 4.5     Approvals and Compliance............................................  28
   Section 4.6     Filing of Reports...................................................  28
   Section 4.7     Related Escrow Accounts.............................................  28
   Section 4.8     Accounts Receivable.................................................  29
   Section 4.9     Investor Remittances and Reporting..................................  29
   Section 4.10    Intentionally Omitted...............................................  29
   Section 4.11    The Mortgage Loans..................................................  29
   Section 4.12    Insurance...........................................................  35
   Section 4.13    Litigation..........................................................  35
   Section 4.14    No Accrued Liabilities..............................................  36
   Section 4.15    Facts and Omissions.................................................  36
   Section 4.16    Qualifications to Representations...................................  36
   Section 4.17    Indictments and Related Matters.....................................  36
   Section 4.18    Title to FF&E; No Default On Leases.................................  37
   Section 4.19    Financial Statements................................................  37

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
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   Section 4.20    Material Adverse Change.............................................  37
   Section 4.21    Assets..............................................................  37
   Section 4.22    Certain Labor Matters...............................................  37
   Section 4.23    Leased Locations....................................................  37
   Section 4.24    Software............................................................  38
ARTICLE V..............................................................................  38
REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................  38
   Section 5.1     Due Incorporation and Good Standing.................................  38
   Section 5.2     Authority and Capacity..............................................  38
   Section 5.3     Effective Agreement.................................................  38
   Section 5.4     No Conflict.........................................................  38
   Section 5.5     Approvals and Compliance............................................  39
ARTICLE VI.............................................................................  39
INVESTOR CONSENT.......................................................................  39
   Section 6.1     Investor Consent....................................................  39
   Section 6.2     FNMA Consent, FNMA Transfer Date....................................  39
   Section 6.3     GNMA Consent, GNMA Transfer Date....................................  40
   Section 6.4     FHLMC Consent, FHLMC Transfer Date..................................  40
   Section 6.5     Other Institutional Investor Consent, Other Institutional Investor
                     Transfer Date.....................................................  40
   Section 6.6     GMAC Consent, GMAC Transfer Date....................................  40
ARTICLE VII............................................................................  40
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.......................................  40
   Section 7.1     Correctness of Representations and Warranties.......................  41
   Section 7.2     Compliance with Conditions..........................................  41
   Section 7.3     Corporate Resolution................................................  41
   Section 7.4     Officer's Certification.............................................  41
   Section 7.5     Consents............................................................  41
   Section 7.6     Legal Opinion.......................................................  41
   Section 7.7     No Injunction.......................................................  41
   Section 7.8     Regulatory Approvals................................................  42
   Section 7.9     Environmental Matters...............................................  42
   Section 7.10    No Material Adverse Change..........................................  42
ARTICLE VIII...........................................................................  42
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..........................................  42
   Section 8.1     Correctness of Representations and Warranties.......................  42
   Section 8.2     Compliance with Conditions..........................................  42
   Section 8.3     Corporate Resolution................................................  42
   Section 8.4     Officer's Certification.............................................  43
   Section 8.5     Consents............................................................  43
ARTICLE IX.............................................................................  43
INDEMNIFICATION........................................................................  43
   Section 9.1     Indemnification of Seller...........................................  43
   Section 9.2     Repurchase of Mortgage Loans and Servicing Rights...................  43
   Section 9.3     Indemnification of Purchaser........................................  45
   Section 9.4     Notice and Settlement of Claims.....................................  45
   Section 9.5     Exclusions from Liability...........................................  46
   Section 9.6     Notification of Losses..............................................  46
   Section 9.7     Special Indemnification for Seller's Escrow or Arm Adjustment
                     Practices.........................................................  47

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
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ARTICLE X..............................................................................  48
TERMINATION............................................................................  48
   Section 10.1    Termination.........................................................  48
   Section 10.2    Effect of Termination...............................................  48
ARTICLE XI.............................................................................  48
MISCELLANEOUS..........................................................................  48
   Section 11.1    Notification of Mortgagors, Insurance Companies, etc................  49
   Section 11.2    Supplementary Information...........................................  49
   Section 11.3    Access to Information...............................................  49
   Section 11.4    No Broker's Fees....................................................  49
   Section 11.5    Further Assurances..................................................  50
   Section 11.6    Solicitation of Refinancing and Correspondents......................  50
   Section 11.7    Survival............................................................  51
   Section 11.8    Governmental Authorities; Laws and Severability.....................  51
   Section 11.9    Form of Payment to be Made..........................................  51
   Section 11.10   Successors and Assigns..............................................  51
   Section 11.11   Payment of Costs....................................................  51
   Section 11.12   Purchaser's Review..................................................  51
   Section 11.13   Notices.............................................................  52
   Section 11.14   Entire Agreement; Construction......................................  52
   Section 11.15   Binding Effect......................................................  52
   Section 11.16   Headings............................................................  53
   Section 11.17   Applicable Laws.....................................................  53
   Section 11.18   Counterparts........................................................  53
   Section 11.19   Time of Essence.....................................................  53

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                                       5

                          PURCHASE AND SALE AGREEMENT

          PURCHASE AND SALE AGREEMENT, dated as of the 11th day of August, 1994 (the "Agreement"), between NORWEST MORTGAGE, INC., a Minnesota corporation (the "Purchaser"), having its principal office at 405 S.W. 5th Street, Des Moines, Iowa 50309, and MICHIGAN NATIONAL BANK ("MNB") and INDEPENDENCE ONE MORTGAGE CORPORATION a Michigan Corporation ("IOMC") (jointly and severally the "Seller"), having its principal office at 300 Galleria Officentre, Southfield, Michigan 48034.

                                  WITNESSETH:

         WHEREAS, Seller owns the right to service certain one-to-four family, residential mortgage loans with an aggregate outstanding principal balance, as of July 31, 1994, of approximately $8.6 Billion (the "Mortgage Loans"), which Mortgage Loans are pooled in order to back securities, the timely payment of principal and interest on which is guaranteed by the Government National Mortgage Association ("GNMA") or the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Company ("FHLMC") or are held as interests in Participation Certificates or as whole loans by MNB and its affiliates or other institutional investors (GNMA, FHLMC, FNMA, MNB and the individual institutional investors are sometimes referred to in this Agreement individually as an "Investor" and collectively as the "Investors"); and

         WHEREAS, on the terms and conditions set forth herein, Seller desires to sell, transfer and assign to Purchaser all of Seller's right, title and interest to service the Mortgage Loans pursuant to the Servicing Agreements between Seller and the Investors relating to such Mortgage Loans (the "Servicing Rights"), and Purchaser desires to purchase and assume all right, title and interest in and to such Servicing Rights and Servicing Agreements from Seller: and

         WHEREAS, Seller also owns the leasehold improvements, furniture, fixtures and equipment listed on Exhibit 1 attached, located or used in certain branch mortgage origination offices plus the servicing center and national processing and telemarketing center ("FF&E") and has entered into certain contracts as selected by Purchaser (to be listed on Exhibit 1 ) relating to the FF&E and to the operations of its business at the Leased Locations (the "FF&E Contracts"), and Seller is the tenant in the Leased Locations listed on Exhibit 2 attached; and

         WHEREAS, on the terms and conditions set forth herein, Seller desires to sell, transfer and assign to Purchaser all of Seller's right, title and interest in the FF&E and the FF&E Contracts and to assign or sublet the Seller's interest in the Leased Locations to Purchaser; and

         WHEREAS, on the terms and conditions set forth herein, Seller desires to sell, transfer and assign to Purchaser all of Seller's right, title and interest in the Seller's warehouse of closed loans and pipeline of unclosed loans (which meet the definition of Mortgage Loans except for timing) which have had their related servicing rights previously sold to a third party.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    SECTION 1.1     DEFINITIONS.
         As used in this Agreement, the following terms shall have the meanings specified below.

         "ACCOUNTS RECEIVABLE" means, with respect to the Servicing Rights, the outstanding moneys which have been advanced by Seller prior to the applicable Transfer Date from its funds in connection with its servicing of the Mortgage Loans in accordance with Applicable Requirements (including, without limitation, principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of the Mortgaged Properties) and for which Seller has a right of reimbursement from Mortgagors, the Insurers, Investors or otherwise.

         "AGREEMENT"means this Purchase and Sale Agreement and all Exhibits hereto as the same may from time to time be amended or supplemented by one or more instruments executed by all Parties hereto.

         "ANCILLARY FEES" means late Mortgagor payment charges, charges for dishonored checks, pay-off fees, assumption fees, commissions and administrative fees on insurance and similar fees and charges collected from or assessed against the Mortgagor, other than those charges payable to any Investor under the terms of the Servicing Agreements.

         "APPLICABLE REQUIREMENTS" means and includes, as of the time of reference, with respect to the Mortgage Loans and the Servicing Rights, all of the following: (i) all contractual obligations of Seller and any Originator or Prior Servicers with respect to the Servicing Rights, including without limitation those contractual obligations contained herein, in the Servicing Agreements, in any agreement with any Insurer or Investor or in the Mortgage Loan Documents for which Seller or any Originator or Prior Servicer is responsible or at any time was responsible; (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon Seller or any Originator or Prior Servicer; (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including without limitation those of any Investor and any Insurer; (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions; and (v) the reasonable and customary mortgage servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction in which the related Mortgaged Properties are located.

         "ASSIGNMENTS OF MORTGAGE INSTRUMENTS" means a written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein.

         "BASIS POINT"  means 1/100 of one percent.

         "BROKER" means Cohane Rafferty Securities, Inc.
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                                       7

         "BUSINESS DAY" means any day other than a Saturday, Sunday, or other legal holiday on which banking institutions in the State of Iowa is required by law or by executive order to be closed.

         "BUYDOWN" means the waiver by Purchaser (or Seller during the Interim Period) of a portion of the indebtedness of a Mortgage Loan, which can take the form of a reduction of the principal, a credit to escrow or unapplied funds accounts, the forgiveness of accrued interest or any combination of the foregoing, and which causes the VA to pay off the remaining amount of the indebtedness owed and acquire the Mortgaged Property.

         "BUYDOWN LOSS" means that portion, if any, of the indebtedness waived by Purchaser (or Seller during the Interim Period) in order to effect a Buydown.

         "CLAIM" means any claim, demand or litigation.

         "CLOSING DATE"  means the date on which the closing occurs.

         "DOCUMENTATION" means all material related to or in support of Software set forth in Schedule P, including, but not limited to, operating instructions, input information, format specifications, instructional and other documentation, including all guides and manuals.

         "EFFECTIVE DATE" means the date as of which the economic rights to the Servicing Rights are transferred to Purchaser. The Effective Date shall be July 31, 1994.

         "EMPLOYEE TRANSFER DATE" means October 1, 1994, if closing has occurred prior to such date, or 5 business days after closing, if the closing occurs later than October 1, 1994..

         "EXECUTION DATE"  means the date of this Agreement.

         "EXCLUDED LOANS" means any Mortgage Loan with respect to which, as of the Effective Date:

                 (i) the Mortgage Loan is more than two (2) months past due (for purposes of this Agreement a Mortgage Loan is more than two months "past due" if a Mortgage Loan Payment due on the first day of a month is not paid by the Mortgagor on or before the last calendar day of the second succeeding month);

                 (ii) the first action necessary to be taken to commence proceedings in Foreclosure, or a sale under power of sale, or other acquisition of title to the Mortgaged Property based upon a default by the Mortgagor under the Mortgage Loan Documents, under the law of the state wherein the Mortgaged Property is located, has been taken or may be taken under the terms of the Mortgage Loan Documents and Servicing Agreement;

                 (iii) a legal action in Foreclosure of a Mortgage Loan, or for a deficiency thereunder, in which the sale of the Mortgaged Property in foreclosure (whether by action, power of sale or otherwise) has been delayed by reason of the defense of such action by the Mortgagor, or any other litigation is pending relating to a Mortgage Loan and materially adversely affecting the value of the related Servicing Rights or subjecting the Servicer to potential material liability or cost; or
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                                       8

                 (iv) the Mortgagor thereof has sought relief under or has otherwise been subjected to the federal bankruptcy laws (including, without limitation, chapter 7) or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing.

         "FF&E"  means the furniture, fixtures and equipment identified on
Exhibit 1 to be completed and delivered as of the Employee Transfer Date.

         "FF&E CONTRACTS" means the contracts or leases entered into regarding non-owned FF&E identified on Exhibit 1 to be completed and delivered as of the Employee Transfer Date.

         "FHA" means the Federal Housing Administration of the Department of Housing and Urban Development of the United States of America, or any successor thereto.

         "FHLMC" means the Federal Home Loan Mortgage Corporation, or any successor thereto.

         "FHLMC PORTFOLIO" means that portion of the Servicing Rights that relates to Mortgage Loans that back mortgage-backed securities on which the payment of principal and interest is guaranteed by FHLMC or that relates to Mortgage Loans which are owned by FHLMC, as identified as such on the computer tape provided by the Seller.

         "FHLMC PURCHASE PRICE PERCENTAGE" means 1.072%

         "FHLMC TRANSFER DATE" means, with respect to the FHLMC Portfolio, the date on which after the Closing Date, pursuant to the applicable Investor Consent, Purchaser shall commence servicing the Mortgage Loans in FHLMC Pools and acquire all of Seller's legal right, title and interest in and to the Servicing Rights related to the FHLMC Portfolio.

         "FLOAT BENEFIT" means the net economic benefit resulting from escrow and custodial deposits held for the account of Servicer relating to the Servicing Rights. The Float Benefit is based on Seller's selection of the investment facility or interest rate swap or other arrangement offered from time to time by the financial institution(s) holding custodial deposits.

         "FNMA" means the Federal National Mortgage Association, or any successor thereto.

         "FNMA PORTFOLIO" means that portion of the Servicing Rights that relates to Mortgage Loans that back mortgage-backed securities on which the payment of principal and interest is guaranteed by FNMA or that relates to Mortgage Loans owned by FNMA, identified as such on the computer tape provided by the Seller.

         "FNMA PURCHASE PRICE PERCENTAGE" means 1.550%

         "FNMA TRANSFER DATE" means, with respect to the FNMA Portfolio, the date on which after the Closing Date, pursuant to the applicable Investor Consent, Purchaser shall commence servicing the Mortgage Loans in FNMA Pools and acquire all of Seller's legal right, title and interest in and to the Servicing Rights related to the FNMA Portfolio.

         "FORECLOSURE" means the procedure pursuant to which a lienholder acquires title to a Mortgaged Property in a foreclosure sale or pursuant to any other comparable procedure allowed under Applicable Requirements, when a Mortgage Loan is in default.

         "GMAC PORTFOLIO" means the portion of the Other Investor Portfolio owned by GMAC Mortgage Corporation ("GMAC").

         "GMAC TRANSFER DATE" means, with respect to the GMAC Portfolio, the date on which after the Closing Date, pursuant to the GMAC Consent, Purchaser shall commence servicing the Mortgage Loans in GMAC Portfolio and acquire all of Seller's legal right, title and interest in and to the Servicing Rights related to the GMAC Portfolio.

         "GNMA" means the Government National Mortgage Association or any successor thereto.

         "GNMA PORTFOLIO" means that portion of the Servicing Rights that relates to Mortgage Loans that back mortgage-backed securities on which the payment of principal and interest is guaranteed by GNMA, identified as such on the computer tape provided by the Seller.

         "GNMA PURCHASE PRICE PERCENTAGE" means 1.694%. With respect to that portion of the Servicing Rights that relates to the VA Mortgage Loans, the purchase price percentage is 1.494%.

         "GNMA TRANSFER DATE" means, with respect to the GNMA Portfolio, the date on which after the Closing Date, pursuant to the applicable Investor Consent, Purchaser shall commence servicing the Mortgage Loans in GNMA Pools and acquire all of Seller's legal right, title and interest in and to the Servicing Rights related to the GNMA Portfolio.

         "INSURER" or "INSURERS" means or mean FHA, VA or any private mortgage insurer, pool insurance insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy, and any successor thereto.

         "INTERIM PERIOD" means the period of time between the Effective Date and the related Transfer Date, or the Employee Transfer Date, whichever comes first.

         "INVESTOR" or "INVESTORS" means GNMA , FNMA, FHLMC, MNB or its affiliates or Other Institutional Investors who are the owners (legal or equitable) of the Mortgage Loans as applicable.

         "INVESTOR CONSENT" means, as to the GNMA Portfolio, receipt of both a letter from GNMA approving the transfer of all of the Servicing Rights with respect to the GNMA Portfolio from Seller to Purchaser and an Assignment Agreement (Appendix 52 of the GNMA MBS Guide) executed by a duly authorized GNMA official, and as to the FNMA Portfolio, receipt of a Consent for Transfer of Servicing Portfolio Agreement Guaranteed Mortgage Backed Securities Pools and MBS Portfolio Loans (Form 629 and attachments) executed by a duly authorized FNMA official and as to the FHLMC Portfolio, receipt of a Consent for Transfer of Servicing Portfolio Agreement (Form 981, Agreement for Subsequent Transfer of Servicing) executed by a duly authorized FHLMC official, and as to any Other Institutional Investors, receipt of the form of consent required in the applicable Servicing Agreement.

         "IOMC WAREHOUSE PORTFOLIO" means those mortgage loans which at the Employee Transfer Date had been closed and funded, but not delivered to an Investor, the Servicing Rights to which Seller wishes to sell and Purchaser wishes to purchase. The maximum amount of the IOMC Warehouse Portfolio that Purchaser will agree to purchase shall be $500 million.

         "IOMC WAREHOUSE PURCHASE PRICE PERCENTAGE" means Purchaser's AA corespondent lender service release premium matrix (attached as Exhibit A-2 for the Mortgage Loans eligible for delivery to Purchaser's correspondent program, and .996% for all other Mortgage Loans which meet the MNB Portfolio criteria.

"LEASED LOCATIONS" means the locations leased by Seller at the addresses and on the terms set forth on Exhibit 2 as of the Execution Date, provided however, any such location may be removed from Exhibit 2 as of the Closing Date if it does not satisfy Section 7.5 or 7.9 hereof on such date.

         "LOSS" or "LOSSES" means any and all actual and consequential losses, damages, deficiencies, claims, costs or expenses, including reasonable attorneys' fees and disbursements.

         "MNB"  means Michigan National Bank.

         "MNB OTHER LOAN PORTFOLIO" means that portion of the Servicing Rights that relates to "irregular" Mortgage Loans owned by MNB or its affiliates as identified as such on the computer tape provided by the Seller as mutually agreed by the Parties. There are no REO or commercial loans permitted in the MNB Other Loan Portfolio.

         "MNB PORTFOLIO" means that portion of the Servicing Rights that relates to regular Mortgage Loans owned by MNB or its affiliates (either as whole loans, participation interests, or interests in private mortgage backed securities) identified as such on the computer tape provided by the Seller.
MNB Other Loan Portfolio coded loans and MNB Portfolio coded Mortgage Loans are as of the Effective Date, but additional Mortgage Loans may be added to the appropriate Portfolio as they are repurchased by Seller from other Investors until the related Transfer Date.

         "MNB PURCHASE PRICE PERCENTAGE" means .996%

         "MNB TRANSFER DATE"means with respect to the MNB Portfolio, the date on which after the Closing Date Purchaser shall commence servicing the Mortgage Loans in the MNB Portfolio and acquire all of Seller's legal right, title and interest in and to the Servicing Rights related to the MNB Portfolio.

         "MORTGAGE ESCROW PAYMENTS" means the portion, if any, of the Mortgage Loan Payment in connection with a Mortgage Loan that, pursuant to the related Mortgage Loan Documents, must be made by a Mortgagor for deposit in a Related Escrow Account for the payment of real estate taxes and assessments, insurance premiums, ground rents, and similar items.

         "MORTGAGE FILE" means the file containing the photostatic copies, and, to the extent required by Applicable Requirements, original documents, of Mortgage Loan Documents with respect to each Mortgage Loan, as well as the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents necessary to (i) establish the eligibility of the Mortgage Loans for insurance by an Insurer or sale to the Investor, (ii) service the Mortgage Loans in accordance with Applicable Requirements and (iii) comply with Applicable Requirements regarding the Mortgage Loan documentation to be maintained by the Servicer of the Mortgage Loans.

         "MORTGAGE INSTRUMENT" means any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first-lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note.

         "MORTGAGE LOANS" means the one-to-four family, residential mortgage loans as to which Seller is the owner of the Servicing Rights, including the Pools on which related securities may be based and by which such securities may be backed, subtotaled and identified by code on Exhibit A attached hereto. The computer tape provided the Broker shall set forth the applicable characteristics of each Mortgage Loan.

         "MORTGAGE LOAN DOCUMENTS" means the Mortgage Instruments and Mortgage Notes.

         "MORTGAGE LOAN PAYMENT" means with respect to a Mortgage Loan, the amount of each monthly installment on such Mortgage Loan, whether principal and interest or interest alone or escrow or other payment, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

         "MORTGAGE NOTE" means the mortgage note, deed of trust note, security deed note or other form of promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

         "MORTGAGED PROPERTY" means any one- to four-family residence (at the time of origination) that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon and all accessions thereto including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements.

         "MORTGAGOR" means any obligor under a Mortgage Note and Mortgage Instrument.

         "NO BID" means a delinquent Mortgage Loan with respect to which the VA has notified Purchaser (or Seller) that the VA intends to exercise its option to pay the amount guaranteed by the VA (and leave the Mortgaged Property with Purchaser or Seller).

         "NON RECOURSE LOAN" means a Mortgage Loan for which the Investor bears the ultimate risk of loss in the event the Mortgagor defaults.

         "OTHER INSTITUTIONAL INVESTOR" means institutional investors other than GNMA, FNMA, FHLMC or MNB and its affiliates.

         "OTHER INSTITUTIONAL INVESTOR PORTFOLIO" means that portion of the Servicing Rights that relates to Mortgage Loans owned by Other Institutional Investors (either as whole loans, participation interests, or interests in private mortgage backed securities) identified as such on the computer tape provided by the Seller.

         "OTHER INSTITUTIONAL INVESTOR PURCHASE PRICE PERCENTAGE" means the percentage shown on Exhibit A-1 for each respective Investor.

         "OTHER INSTITUTIONAL INVESTOR TRANSFER DATE" means, with respect to the Other Institutional Investor Portfolio other than the GMAC portfolio, the date on which after the Closing Date, pursuant to the applicable Investor

Consent, Purchaser shall commence servicing the Mortgage Loans in Other Institutional Investor Pools and acquire all of Seller's legal right, title and interest in and to the Servicing Rights related to the Other Institutional Investor Portfolio.

         "ORIGINATOR" means, with respect to any Mortgage Loan, the entity(ies) that (i) took the Mortgagor's loan application, (ii) processed the Mortgagor's loan application, and (iii) closed and/or funded the Mortgagor's Mortgage Loan.

         "PARTIES" means Seller and Purchaser.

         "POOL" means one or more Mortgage Loans that have been aggregated pursuant to the requirements of the applicable Investor.

         "PREPAID LOANS" means any Mortgage Loan which is paid in full between the Effective Date and the close of business on the 60th day after the Effective Date.

         "PRIOR SERVICER" means any party that was a Servicer of any Mortgage Loan before Seller became the Servicer of the Mortgage Loan.

         "PURCHASER" means Norwest Mortgage, Inc.

         "RECOURSE LOAN" means a Mortgage Loan not in the GNMA Portfolio for which the Servicer is ultimately liable for payment in the event the Mortgagor defaults.

         "RELATED ESCROW ACCOUNTS" means all funds held by Seller with respect to the Mortgage Loans, including, but not limited to, all principal and interest funds and all buydown funds and all tax and insurance funds and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans) maintained by Seller relating to the Servicing Rights.

         "SELLER" means Michigan National Bank and Independence One Mortgage Corporation, jointly and severally, their successors and assigns.

         "SELLER'S KNOWLEDGE" means the actual knowledge of the current senior officers and directors of Seller, and that knowledge that current management, officers and directors of Seller reasonably should have in the prudent conduct of the mortgage banking business. For purposes of the definition of "Seller's Knowledge" the current senior officers and directors of Seller shall be deemed to have knowledge of all information contained in, or ascertainable from the Mortgage Files.

         "SERVICER" means the party contractually obligated to administer the Servicing Rights under the Servicing Agreements.

         "SERVICING AGREEMENTS" means contracts, and all applicable rules, regulations, procedures and guidelines incorporated therein, defining the rights and obligations of the Investors and Servicer, with respect to the servicing of the Mortgage Loans to which the Servicing Rights pertain. A list of all Servicing Agreements is attached as Exhibit C. The MNB Portfolio will be serviced pursuant to the Servicing Agreement set forth as Exhibit D hereto.

         "SERVICING FEE" means the amount to be paid to Servicer under the applicable Servicing Agreement related to a Mortgage Loan, as consideration for servicing the Mortgage Loan.

         "SERVICING RIGHTS" means the rights and obligations of Servicer pursuant to the Servicing Agreements to administer, collect the payments for the reduction of principal and application of interest, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration and any other obligations required by any Investor or Insurer in, of, for or in connection with the Mortgage Loans pursuant to the Servicing Agreements, together with the right to receive the Servicing Fee and any Ancillary Fees arising from or connected to the Mortgage Loans, and all rights, powers and privileges incident to any of the foregoing. Servicing Rights include the Related Escrow Accounts, the Mortgage Files, and the exclusive right to enter into arrangements with third parties that generate Ancillary Fees with respect to the Mortgage Loans.

         "SOFTWARE" means the Software owned by and developed by or provided by Seller identified in and meeting the specifications of Exhibit N, in machine-readable or interpreted form, usable on or with Seller's computer systems, including object code, source code, and generated code, and including all enhancements, improvements, modifications and additions thereto which Purchaser has identified and Seller has agreed to sell.

         "TRANSFER DATE" means the FNMA Transfer Date, the GNMA Transfer Date, the FHLMC Transfer Date, the MNB Transfer Date, GMAC Transfer Date or the Other Institutional Investor Transfer Date, or all, as the context may permit or require.

         "UNRECOVERABLE ADVANCES" means those advances made in accordance with Applicable Requirements which Servicer does not reasonably expect to recover from Mortgagors, Investors, Insurers or otherwise.

         "VA" means the United States Department of Veterans Affairs or any successor thereto.

    SECTION 1.2    GENERAL.
         The terms defined herein include the plural as well as the singular and the singular as well as the plural.

                                   ARTICLE II

                   SALE OF SERVICING RIGHTS AND RELATED ITEMS

    SECTION 2.1     CLOSING DATE.
         Subject to the terms and conditions set forth herein, the Closing Date shall take place on the day following the satisfaction or waiver of all conditions precedent to the Closing Date set forth in Articles VII and VIII hereof, or on such other date to which the parties may agree. Each of the parties agree to use its best efforts to cause the closing to be completed as soon as practicable after the receipt of any applicable final regulatory approval of the transactions and the expiration of all waiting periods.

    SECTION 2.2     ITEMS TO BE SOLD.

         Subject to, and upon the terms and conditions of this Agreement, and subject to Applicable Requirements, on the Closing Date Seller shall, effective as of the Effective Date, sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume from Seller, all beneficial right, title, interest and obligation of Seller in and to the Servicing Rights, and effective as of the Employee Transfer Date Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and assume from Seller, all beneficial right, title, interest and obligation of Seller in and to (i) the FF&E, (ii) the FF&E Contracts, (iii) the Leased Locations, and (iv) the closed loans in the warehouse and unclosed loans in pipeline that are eligible to be sold to Purchaser servicing released.

    SECTION 2.3     EVIDENCE OF SALE.
         Prior to the Transfer Date, Purchaser and Seller shall execute and deliver the documents required by each Investor in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to Purchaser and Seller, and shall execute and deliver such other instruments or documents as Purchaser and Seller shall reasonably determine are necessary to evidence the transactions contemplated hereby. On the Employee Transfer Date, Seller shall provide Purchaser with a Bill of Sale for the FF&E and assignments of the FF&E Contracts and the lease or subleases for the Leased Locations which have been consented to by the respective landlords if and as required by the original lease agreements.

    SECTION 2.4     EMPLOYEES.
         All employees of Seller employed as of the Execution Date in the conduct of the business of the assets which are the subject of this Agreement are listed on Exhibit 3. Purchaser agrees it will offer employment to: (a) a significant number of existing servicing employees, (b) all sales representatives with broker or builder relationships, (c) all branch managers (either management or sales positions), (d) all Regional Managers (either retained in current type position or offered other assignments), (e) support personnel in accordance with Purchaser's post purchase needs, and (f) wholesale account executives. As early as practicable, but not later than 30 days following the Execution Date Purchaser will notify Seller of the names of the employees to whom Purchaser intends to offer employment on the Employee Transfer Date provided said employees are employees of Seller at the end of the business day immediately prior to the Employee Transfer Date. Seller shall use its best efforts to assist Purchaser in obtaining the employment of those employees to whom Purchaser desires to offer continued employment. It is mutually agreed that Seller's provision of notice under the "Plant Closing Act" to all of IOMC's employees in Southfield, Michigan shall not be deemed to be a failure to use its best efforts to assist Purchaser in obtaining the employment of those employees to whom Purchaser desires to offer continued employment. All severance pay, unemployment compensation, COBRA benefits or any other expenses associated with any employees related to their employment by Seller prior to the Employee Transfer Date shall be the sole responsibility of Seller. Any compensation (including management bonuses) due any employee for loans closed or originated prior to the Employee Transfer Date, whether or not purchased by Purchaser shall be the responsibility of Seller. Any employees accepting employment with Purchaser shall be employed as new hires and on an employment at will basis with no credit for previous service with Seller.

         Purchaser is not assuming, and it shall have no responsibility for the continuation of, or any liabilities under or in connection with, any of the following; (i) any employment contract, collective bargaining agreement, or plan or arrangement providing for insurance coverage, deferred compensation, bonuses, stock options or other forms of incentive compensation or post-retirement compensation or benefits which is entered into or maintained, as the case may be, by Seller; (ii) any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act ("ERISA") which is subject to any provision of ERISA, is maintained, administered or contributed to by

Seller and covered any employee hired by Purchaser; or (iii) any notices required to be given to Seller's employees pursuant to the "Plant Closing Act" or any other applicable federal or state law.

         Seller agrees that, for a period of two years after the Closing Date neither Seller nor its affiliates will directly or indirectly solicit employment of any employee hired pursuant to this Agreement (not including solicitations directed to the general public). Any non-competition agreements between an employee hired by Purchaser pursuant to this Agreement and Seller or any of its affiliates shall terminate as of the time such employee commences employment with the Purchaser.

    SECTION 2.5     LEASES.
         Provided any necessary landlord's consent is obtained by Seller, Purchaser shall assume Seller's obligations arising on or after the Employee Transfer Date under existing leases for the Leased Locations on the same terms and conditions as are in force and effect as of the date of this Agreement, as well as the FF&E Contracts. Seller shall provide Purchaser with a copy of any such leases or maintenance agreements prior to or on the Closing Date. Purchaser shall pay to Seller on and as of the Employee Transfer Date the amount of any deposit and/or prepaid rent, and Seller hereby assigns to Purchaser all its right, title and interest in the deposit and/or prepaid rents.

    SECTION 2.6     NO OTHER LIABILITIES.
         Purchaser assumes no liabilities or obligations of the Seller other than as specifically provided herein. This Agreement shall not be construed as creating rights or remedies against the Purchaser by third parties.

    SECTION 2.7     TAX TREATMENT.
         Purchaser and Seller agree that, for income tax purposes, the sale of the Servicing Rights shall be treated as the sale of original issue debt instruments.

    SECTION 2.8     INTERIM SERVICING FEE.
         As partial consideration for Seller's performance of servicing obligations pursuant to this Agreement and subject to the terms and conditions of this Agreement, during the Interim Period, Purchaser shall pay to Seller an amount equal to Six Dollars ($6.00) per month beginning in the month after the Effective Date for each Mortgage Loan serviced by Seller during that month by netting such amounts from the total Servicing Fees due Purchaser pursuant to
Section 3.1. Such amount shall be payable to Seller regardless of (i) whether the Mortgage Loans are current or delinquent or (ii) the number of days in any month that Seller actually services any Mortgage Loan; provided, however, that no Servicing Fee shall be paid for Excluded Loans which are required to be repurchased from Pools pursuant to this Agreement.

    SECTION 2.9     OTHER PAYMENTS  TO SELLER.
         In addition to the interim servicing fee, provided in Section 2.8, during the Interim Period Seller shall be entitled to receive or retain, as applicable, all Ancillary Fees, all late fees and all Float Benefit related to the Mortgage Loans being serviced by Seller during the month such benefits accrue.

    SECTION 2.10    ACCOUNTS RECEIVABLE.

         Seller shall make all required advances up to the related Transfer Date and shall add such amounts to the Accounts Receivable. Purchaser will attempt to collect the outstanding Accounts Receivable for Seller for a period of twenty-four months using the same standard of care it uses for its own accounts. Collections on an account received by Purchaser shall be attributed first to Seller's related Account Receivable, until such amounts have been fully collected. At such times as Purchaser deems appropriate, but not sooner than six months from the last Transfer Date, Purchaser and Seller will mutually agree on which Accounts Receivable no further collection action will be required.
                                  ARTICLE III
                           CONSIDERATION AND PAYMENTS

    SECTION 3.1     AMOUNTS DUE PURCHASER.
          By the third (3rd) Business Day following the applicable Transfer Date, Seller shall remit to Purchaser, through a wire transfer in immediately available funds, all amounts collected on behalf of Purchaser as assignee of all economic and beneficial interests in the Servicing Agreements between the Effective Date and the respective Transfer Date in excess of that to which Seller is entitled pursuant to Sections 2.8 and 2.9 hereof less the amount of the Guarantee fees during the Interim Period, which are Purchaser's obligation.

    SECTION 3.2     PAYMENT OF PURCHASE PRICE BY PURCHASER.
         The Purchase Price shall be paid by Purchaser to Seller as follows:

         (a) DEPOSIT. On the Closing Date, Purchaser shall remit to Seller 50% of the sum of (i), (ii), (iii), (iv), (v) and (vi) below:

                 (i)      An amount equal to:

                          (A) The FNMA Purchase Price Percentage times the principal balance of the FNMA Portfolio, excluding the Excluded Loans within the FNMA Portfolio, as of the Effective Date; minus

                          (B) $500.00 times the number of Non Recourse conventional mortgage loans in the FNMA Portfolio in Foreclosure, as of the Effective Date.

                 (ii) An amount equal to the GNMA Purchase Price Percentage times the principal balance of the GNMA Portfolio, excluding the Excluded Loans within the GNMA Portfolio, as of the Effective Date.

                 (iii)    An amount equal to:

                          (A) The FHLMC Purchase Price Percentage times the principal balance of the FHLMC Portfolio, excluding the Excluded Loans within the FHLMC Portfolio, as of the Effective Date, minus

                          (B) $500.00 times the number of Non Recourse conventional mortgage loans in the FHLMC Portfolio in Foreclosure, as of the Effective Date.

                 (iv) An amount equal to the MNB Purchase Price Percentage times the principal balance of the MNB Portfolio excluding the Excluded Loans within the MNB Portfolio, as of the Effective Date.

                 (v)      An amount equal to:

                          (A) The Other Institutional Investors' Purchase Price Percentage times the principal balance of the Other Institutional Investors' Portfolio, excluding the Excluded Loans within the Other Institutional Investors' Portfolio and excluding the GMAC Portfolio, as of the Effective Date, minus

                          (B) $500.00 times the number of Non Recourse conventional mortgage loans in the Other Institutional Investor Portfolio (excluding the GMAC Portfolio) in Foreclosure, as of the Effective Date.

                 (vi)     An amount equal to:

                          (A) The GMAC Purchase Price Percentage times the principal balance of the GMAC Portfolio, excluding the Excluded Loans within the GMAC Portfolio, as of the Effective Date, minus

                          (B) $500.00 times the number of Non Recourse conventional mortgage loans in the GMAC Portfolio in Foreclosure, as of the Effective Date.

          (b)    FINAL PAYMENTS

                 (i) Within two (2) Business Days after the FNMA Transfer Date, Purchaser shall pay to Seller an amount equal to:

                          (A) The FNMA Purchase Price Percentage times the principal balance of the FNMA Portfolio (excluding the Excluded Loans within the FNMA Portfolio) as of the Effective Date; minus

                          (B) The FNMA Purchase Price Percentage times the principal balance of all Prepaid Loans in the FNMA Portfolio; and also minus

                          (C) The deposit related to the FNMA Portfolio calculated pursuant to Section 3.2(a)(i).

                 (ii) Within two (2) Business Days after the GNMA Transfer Date, Purchase shall pay to Seller an amount equal to:

                          (A) The GNMA Purchase Price Percentage times the principal balance of the GNMA Portfolio (excluding the Excluded Loans within the GNMA Portfolio) as of the Effective Date; minus

                          (B) The GNMA Purchase Price Percentage times the principal balance of all Prepaid Loans in the GNMA Portfolio; and also minus

                          (C) The deposit related to the GNMA Portfolio calculated pursuant to Section 3.2(a)(ii).

                 (iii) Within two (2) Business Days after the FHLMC Transfer Date, Purchaser shall pay to Seller an amount equal to:

                          (A) The FHLMC Purchase Price Percentage times the principal balance of the FHLMC portfolio (excluding the Excluded Loans within the FHLMC Portfolio); as of the Effective Date minus

                          (B) The FHLMC Purchase Price Percentage times the principal balance of all Prepaid Loans in the FHLMC Portfolio.; and also minus

                          (C) The deposit related to the FHLMC Portfolio calculated pursuant to Section 3.2(a)(iii).

                 (iv) Within two (2) Business Days after the MNB Transfer Date, Purchaser shall pay to Seller an amount equal to:

                          A) The MNB Purchase Price Percentage times the principal balance of the MNB Portfolio (excluding the Excluded Loans within the MNB Portfolio) as of the Effective Date; minus

                          (B) The MNB Purchase Price Percentage times the principal balance of all Prepaid Loans in the MNB Portfolio.; and also minus

                          (C) The deposit related to the MNB Portfolio calculated pursuant to Section 3.2(a)(iv).

                 (v) Within two (2) Business Days after the Other Institutional Investors' Transfer Date, Purchaser shall pay to Seller an amount equal to:

                          (A) The Other Institutional Investors' Purchase Price Percentage times the principal balance of the Other Institutional Investors' Portfolio (excluding the Excluded Loans within the Other Institutional Investors' Portfolio and excluding the GMAC Portfolio) as of the Effective Date; minus

                          (B) The Other Institutional Investors' Purchase Price Percentage times the principal balance of all Prepaid Loans in the Other Institutional Investors' Portfolio other than the GMAC Portfolio; and also minus

                          (C)     The deposit related to the Other
                          Institutional Investors' Portfolio calculated pursuant to Section 3.2(a)(v).

                 (vi) Within two (2) Business Days after the GMAC Transfer Date, Purchaser shall pay to Seller an amount equal to:

                           (A) The Other Institutional Investors' Purchase Price Percentage times the principal balance of the GMAC Portfolio (excluding the Excluded Loans within the GMAC Portfolio) as of the Effective Date; minus

                          (B) The Other Institutional Investors' Purchase Price Percentage times the principal balance of all Prepaid Loans in the GMAC Portfolio; and also minus

                          (C) The deposit related to the GMAC Portfolio calculated pursuant to Section 3.2(a)(vi).

                 (vii) At the time of final payments paid to Seller pursuant to Section 3.1(b)(i)-(vi) above, Purchaser shall also pay Seller interest on such amounts from the applicable Transfer Date through the dates upon which Seller receives such payments at the Federal fund rate.

                 (viii) Within five (5) Business Days after the Employee Transfer Date, Purchaser shall pay Seller an amount equal to the related IOMC WarehousePurchase Price Percentage (per the applicable schedule) times the unpaid principal balance of the related Mortgage Loans in the IOMC Warehouse Portfolio .

         (c)     FF&E.
         On the Employee Transfer Date Purchaser shall pay to Seller an amount equal to 100% of the book value of the FF&E less one half of the amount, if any, due as sales or use taxes.

         (d)     ESCROWS, RECONCILIATION.
         Within three (3) Business Days following the related Transfer Date, Seller shall use best efforts to remit and deliver to Purchaser all principal and interest payments, Related Escrow Account balances (subject to the adjustments required by paragraphs (g) and (h) of Section 3.5 hereof), and other appropriate collections relating to the Mortgage Loans being transferred on such Transfer Date. No later than five (5) Business Days following the Transfer Date, Seller shall use best efforts to provide to Purchaser a reconciliation, as of the respective Transfer Date, of the Related Escrow Accounts and related Accounts Receivable that is performed in accordance with the Applicable Requirements.

         Seller shall be responsible to fund any and all shortages identified in the above reconciliations, within two (2) Business Days of the applicable reconciliation, in accordance with Applicable Requirements. Any payments received by Seller on or after the Transfer Date with respect to any of the Mortgage Loans transferred on such date shall be forwarded by Seller at Seller's expense to Purchaser within one (1) Business Day after receipt .

         (e)     REPURCHASE OF CERTAIN EXCLUDED LOANS.
         Prior to the applicable Transfer Date, Seller shall repurchase from the applicable Investor Portfolios those FHA or VA Excluded Loans that are three (3) or more months past due as of the Effective Date to the extent permitted by the Applicable Requirements.

         (f)     ADJUSTMENTS.
         If, no later than six (6) months from the latest Transfer Date , the principal on which the Purchase Price with respect to the Servicing Rights was based is found to be in error, or if, for any other reason, the Purchase Price or such other amounts are found to be in error, within five (5) Business Days after the receipt of information sufficient to provide evidence that payment is due, the Party benefiting from the error shall pay an amount sufficient to correct and reconcile the Purchase Price or such other amounts and shall provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party's exercise of its reasonable discretion), concerning the accuracy of such reconciliation.

         (g)     PIPELINE.
         Within one (1) Business Day after the Employee Transfer Date, Purchaser and Seller will identify on Exhibit Q those unclosed pipeline loans eligible for inclusion in FNMA, FHLMC or GNMA Pools or loans which meet the characteristics of the MNB Portfolio which Seller shall sell to Purchaser "servicing released." Seller shall assign all right, title and interest to such loans to Purchaser effective as of the Employee Transfer Date. Within one
(1) Business Day after Exhibit Q is finalized, all such loans shall be marked to market effective as of the Employee Transfer Date taking into account any mandatory forward commitments that are assigned to Purchaser. Purchaser and Seller shall agree on the marked price and Purchaser shall pay Seller the
marked price for the closed loans.   Seller will pay to the sales
representative the appropriate compensation for the loan on the Seller's sales representative compensation schedule. For a period of three (3) months thereafter, within five (5) Business Days after the end of each month thereafter, Purchaser shall pay Seller the marked price for all unclosed loans which close in the prior month, plus a service release fee of .75% of the funded principal balance plus an amount equal to the Purchaser's normal sales representative compensation. To the extent that a pipeline loan, once closed, is not eligible for inclusion in a FNMA, FHLMC, or GNMA pool, the servicing release fee shall be negotiated by the parties. Seller is responsible for unwinding and satisfying its own hedges.

    SECTION 3.3 VERIFICATION OF PURCHASE PRICE AND OTHER AMOUNTS TO BE TRANSFERRED.
         Within five (5) Business Days after the Execution Date, Seller shall determine as of the Effective Date from its books and records and promptly notify Purchaser in writing of: (i) the aggregate outstanding principal balance of all Mortgage Loans relating to the Servicing Rights being transferred as of the Effective Date; (ii) the aggregate principal balance of all Excluded Loans;
(iii) the amount of all Accounts Receivable; and (iv) the amount of Related Escrow Accounts. All such accounts shall be reconciled by Seller and to reports made to the applicable Investor, and Seller shall provide Purchaser with appropriate supporting documentation for the balances generated by Seller.

    SECTION 3.4     PURCHASER COVENANTS.

         (a) Purchaser shall use its best efforts to consummate the transfer of the Servicing Rights as contemplated by this Agreement, including, but not limited to (i) obtaining the consents of the Investors, and (ii) using best efforts to achieve the earliest possible Transfer Dates.

         (b) Subject to Section 3.5(j), Purchaser shall exercise best efforts after the applicable Transfer Date to obtain by the appropriate deadline the final certification or recertification of any Pool. Purchaser shall use best efforts to notify Seller of any and all incomplete, missing or incorrect custodial Mortgage Files which are necessary for the final certification or recertification of any Pool, and, commencing at the end of the month after the month in which the initial Transfer Date occurs, shall provide Seller with monthly status reports of such missing, incomplete or incorrect Mortgage Files in such form and with such content as Seller may reasonably request.

         (c) Purchaser shall use best efforts to initiate a Buydown (at Seller's expense) with respect to a No-Bid, if a Buydown is likely to reduce Seller's liability hereunder; provided, however, that the amount of the Buydown shall not be more than the amount reasonably necessary to avoid a No-Bid.

         (d) Purchaser will service the Excluded Loans which Seller has repurchased from the applicable Investor and the MNB Other Loan Portfolio for a service fee of $55 per loan per month. Purchaser will file initial and
supplemental insurance/guarantee claims on Seller's behalf.   Seller may sell
any of the repurchased Excluded Loans or MNB Other Loan Portfolio to a third party upon 60 days notice to Purchaser. If Seller elects to sell any of the repurchased Excluded Loans or MNB Other Loan Portfolio servicing released to a third party or if Seller elects to service such loans itself, Purchaser may (i) increase the fee set forth in this section for the remaining repurchased Excluded Loans or MNB Other Loan Portfolio by an amount up to $11 per loan per month and (ii) charge a release fee of $55 per loan sold.

         (e) Upon the terms and subject to the conditions hereof, Purchaser agrees to use its best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles VII and VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement insofar as such matters are within its control.

    SECTION 3.5     SELLER COVENANTS.

         (a) Seller shall pay, perform and discharge all liabilities and obligations imposed on Servicer related to the Servicing Rights, the Related Escrow Accounts and the Mortgage Loans, from the Effective Date to the Transfer Date. Without limiting the foregoing, Seller shall take all actions necessary to cause the Pools to be fully funded and balanced in accordance with the Applicable Requirements as of the Effective Date and the applicable Transfer Date.

         (b) Within the time period provided by the applicable Investor, Seller shall promptly take such actions as may be necessary to transfer all right, title and interest in and to the Mortgage Loans to Purchaser, consisting of (i) assigning nominal title to the Mortgage Instruments to Purchaser; (ii) preparing or causing to be prepared and recorded all prior intervening Assignments of Mortgage Instruments, as required by the applicable Investor; and (iii) endorsing or causing to be endorsed the Mortgage Notes to Purchaser without recourse, except as provided in this Agreement. Seller shall bear all costs and all responsibility associated with the preparation and recordation of such Assignments of Mortgage Instruments, and shall record such Assignments of Mortgage Instruments if, and to the extent, such recordation is required by Applicable Requirements. Seller shall cause to be prepared Assignments of Mortgage Instruments from Purchaser to the applicable Investor for Purchaser's signature at Seller's expense. None of the Assignments of Mortgage instruments that Seller prepares, or causes to be prepared, from Seller to Purchaser or from Purchaser to the Applicable Investor, shall be blanket Assignments of Mortgage Instruments.

         (c) Seller shall properly account for and appropriately pass through all of the Bi- Weekly payments it receives from Mortgagors for as long as its agreement to do so with the Mortgagors exists.

         (d) Seller shall pay any and all costs of securing Investor approvals for the transactions contemplated in this Agreement, including, without limitation, fees to the Investors for the transfer of the Servicing Rights and rights related thereto and all fees and expenses in connection with the certification of Pools in accordance with the Applicable Requirements.

         (e) Following the Transfer Date, upon request of Purchaser, Seller shall make the first payment of principal and interest due holders of GNMA and FNMA securities relating to the Mortgage Loans and will pay all applicable guaranty fees for the month in which the Transfer Date occurs from the payments received by Seller with respect to such Mortgage Loans during the Interim Period. In the event the payments so received by Seller are insufficient to pay these amounts, Purchaser agrees to provide to Seller the additional funds necessary to pay these amounts by wiring immediately available funds to Seller no later than twenty-four (24) hours prior to the required remittance date.

         (f) Between the Execution Date and the last Transfer Date, Seller shall not, without the prior written consent of the Purchaser:

                 (i) Engage in any material transactions or incur or sustain any material obligation related to the assets or branch locations which are the subject of this transaction, except in the ordinary course of business;

                 (ii) Transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the assets which are being sold to Purchaser under this Agreement except in the ordinary course of business or pursuant to the terms of this Agreement;

                 (iii) Increase or agree to increase the salary, remuneration or compensation of the employees listed in Exhibit 3 (other than those employees that Purchaser has indicated that it will not offer employment
to) other than in accordance with Seller's customary policies or pay or agree to pay any bonus not already committed to be paid to any such employees, other than regular bonuses granted based on Seller's historical practice;

                 (iv) Solicit any employees listed in Exhibit 3 (other than those employees that Purchaser has indicated that it will not offer employment
to) to transfer employment to another division or affiliate of Seller;

                 (v)      Renegotiate or change the terms of any of the Leases;

                 (vi) Settle any class action lawsuits related to the Servicing Rights.

         Seller shall use its best efforts to maintain records in the usual manner and preserve the present relationships with its customers. Seller shall maintain the corporate existence of Seller in good standing; maintain the general character of its business and conduct its business in the ordinary and usual manner; maintain proper business and accounting records, maintain the FF&E in good condition and repair, ordinary wear and tear excepted; maintain presently existing insurance coverages with respect to the assets subject to this Agreement, use reasonable efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with Seller, and permit

Purchaser and its representatives to make reasonable examination of Seller's books, records and properties and to interview its officers, employees and agents at all reasonable times during normal business hours upon reasonable prior notice. No such examination by Purchaser or its representatives, either before or after the date of this Agreement, shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Seller contained herein.

         Upon the terms and subject to the conditions hereof, Seller agrees to use its best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles VIII and VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement insofar as such matters are within its control.

         (g) All bills (including, without limitation, tax and insurance bills) pertaining to the servicing of the Mortgage Loans and which are due and payable without payment of a penalty on, prior to or within thirty (30) days subsequent to the Transfer Date, and which are in Seller's possession, shall be paid by Seller in accordance with Applicable Requirements. All other bills, transmittal lists or any other information used to pay such bills, which items are received within two (2) months after the applicable Transfer Date, shall be forwarded by Seller to Purchaser . All penalties and interest due on any Mortgage Loan resulting from Seller's failure to pay, prior to the Transfer Date, bills which are due and payable within thirty (30) days following the Transfer Date or where Seller failed to forward bill information to Purchaser as provided above shall be borne by Seller. Seller shall assign to Purchaser, effective as of the applicable Transfer Date or as soon thereafter as reasonably practicable, fully paid, life of the loan service contracts issued by First American Real Estate Tax Service related to all Mortgage Loans for which the Servicing Rights are transferred from Seller to Purchaser at a cost to Seller of $6 per loan.

         (h) Seller shall pay interest on Related Escrow Accounts accrued through the applicable Transfer Date to the extent interest with respect to such accounts is required to be paid by law or contract for the benefit of Mortgagors under the Mortgage Loans. Seller shall either deposit the interest earned in the Related Escrow Account or forward such interest to Purchaser's designee within five (5) Business Days after the applicable Transfer Date. Provided Seller has timely provided all required information, Purchaser shall be responsible for reporting all interest paid by Seller for the account of Mortgagors related to the Mortgage Loans through the Transfer Date to the Internal Revenue Service and to the Mortgagors, as required by the Internal Revenue Code.

         (i) Provided Seller has timely provided all required information, Purchaser shall prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Service in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the applicable Transfer Date. Any expenses incurred by Purchaser pursuant to this paragraph shall be shared by Seller (9/12) and Purchaser (3/12).

         (j) Seller shall use its best efforts, at its expense (a) obtain, on or before the applicable Transfer Date, the final certification of any Pool with respect to which either the deadline for final certification is a date that occurs on or before the applicable Transfer Date or the "issue" date for the related Pool is on or before February, 1993, and (b) obtain such documents as become available and take such steps on or before the applicable Investor deadline as are necessary to enable Purchaser, through the exercise of best efforts after the applicable Transfer Date, to obtain by the appropriate deadline the final certification or recertification of any Pool with respect to which the deadline for final certification or recertification is after the applicable Transfer Date.

         (k) Seller will use best efforts to attempt to terminate prior to the Other Institutional Investor Transfer Date, all Servicing Agreements with Other Institutional Investors that Purchaser reasonably identifies on Exhibit L as economically disadvantageous to Purchaser. If Servicing Agreements set forth on Exhibit L cannot be terminated by Seller on terms it deems reasonable, Seller agrees to subsidize the Servicing Fee payable by the Investor to Purchaser to the point where Purchaser receives a minimum Servicing Fee of $10 per month per affected Mortgage Loan. Purchaser shall bill Seller quarterly for all amounts due pursuant to this Section 3.5(k).

         (l) Seller will properly identify every Mortgage Loan subject to mortgage pool insurance and shall pay all premiums due to any mortgage pool insurance underwriter prior to the Transfer Date.

         (m) Seller will pay the cost of a third party vendor (up to $130,000) to perform an ARM audit on all ARM loans and Seller shall make all adjustments required by the Applicable Requirements. The Parties will use their best efforts to complete the audit prior to October 31, 1994.

    SECTION 3.6     INTENTIONALLY OMITTED.

    SECTION 3.7     EXPENSE PRORATION.
         All expenses for operation of the Leased Locations, including without limitation, rent, utilities, maintenance contract payments, and equipment lease payments, shall be prorated as of the Employee Transfer Date in accordance with generally accepted accounting principles with the Seller responsible for any expenses accruing prior to the Employee Transfer Date and the Purchaser responsible for any expenses accruing on or after the Employee Transfer Date. To be attached prior to the Employee Transfer Date as Exhibit 4 is an itemization of the expense proration. Seller shall be solely responsible for expenses, if any, related to items such as stationary, advertising, etc., which are not being transferred to or assumed by Purchaser. Certain prepaid expenses may be prorated and will be identified on Exhibit 5 .

    SECTION 3.8     LEASED LOCATIONS.
         Seller shall use its best efforts to obtain each lessor's approval to assignment of the leases related to the Leased Locations as soon as practicable. If for any reason Seller is unable to obtain such approvals, then the parties agree to use their best efforts to enter into a sublease of the premises from Seller to Purchaser.

    SECTION 3.9     EXHIBITS.
         The Seller and Purchaser shall work together to prepare and finalize all Exhibits (other than the Exhibits referred to in Article IV which cannot be revised without Purchaser consent) prior to the Closing Date to take into account ongoing business results.
                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The representations and warranties of Seller contained in this Agreement shall continue and survive the purchase of the Servicing Rights and other assets which are the subject of this Agreement and the delivery and assignment to Purchaser of such Servicing Rights, for a period of seven years after the last Transfer Date, except as otherwise provided herein, and shall inure to the benefit of Purchaser and its assigns. In addition to representations and warranties, if any, made elsewhere in this Agreement, Seller represents and warrants to Purchaser, as of the Execution Date, the Closing Date, and the Transfer Date, as applicable, that:

    SECTION 4.1     DUE INCORPORATION AND GOOD STANDING.
         Independence One Mortgage Corporation is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Michigan. MNB is a National Banking Association. Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of Seller to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on the ability of Servicer to enforce any Mortgage Loan.

    SECTION 4.2     AUTHORITY AND CAPACITY.
         Seller has all requisite corporate power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder and thereunder. Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement .

    SECTION 4.3     EFFECTIVE AGREEMENT.
         The execution, delivery and performance of this Agreement and the by Seller and consummation of the transactions contemplated hereby and thereby have been or will be duly and validly authorized by all necessary corporate, shareholder or other action; this Agreement has been duly and validly executed and delivered by Seller, and this Agreement is a valid and legally binding agreement of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor's rights and the discretion of a court to grant specific performance. Any requisite consents or approvals of third parties (including the Investors and any other applicable regulatory authorities) to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby by Seller have been or will be obtained prior to the Transfer Date or such other earlier or later date as expressly provided herein.

    SECTION 4.4     NO CONFLICT.
         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its terms and conditions, shall (a) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of Seller, or of any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which Seller is now a party or by which Seller is bound, or of any law, ordinance, rule or regulation of any governmental authority applicable to Seller, or of any order, judgment or decree of any court or governmental authority applicable to Seller, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights or any of the Mortgage Loans or the properties or assets of Seller.

    SECTION 4.5     APPROVALS AND COMPLIANCE.

         Seller is approved and in good standing with each Investor and Insurer. Seller is not in default with respect to Seller's obligations under the Servicing Agreements, and Seller is in compliance in all material respects with Applicable Requirements (including, without limitation, the rules, regulations and requirements relating to the Servicing Rights), and Seller is in compliance with all statutes, orders, rules and regulations with respect to the business and assets which are the subject of this Agreement.

    SECTION 4.6     FILING OF REPORTS.
         Seller has filed all reports required by the Investors and Insurers with respect to the Mortgage Loans and the Servicing Rights, and Seller has complied in all material respects with federal, state and municipal laws, regulations and ordinances affecting the Mortgage Loans and the Servicing Rights. Seller has filed all IRS Forms, including but not limited to Forms 1041 KI, 1041, 1099 INT, 1099 MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing Rights for activity that occurs on or before year end 1993.

    SECTION 4.7     RELATED ESCROW ACCOUNTS.
         All Related Escrow Accounts required to be maintained by Seller have been established and continuously maintained in accordance with Applicable Requirements. Except as to payments which are past due under the Mortgage Loans, all Related Escrow Account balances required by the Mortgage Loans and paid to Seller for the account of the Mortgagors under the Mortgage Loans are on deposit in the appropriate Related Escrow Accounts. Within the last twelve
(12) months prior to the Transfer Date, Seller has analyzed the payments required to be deposited into the Related Escrow Accounts and adjusted the payment thereto in order to eliminate any deficiency between amounts actually collected and amounts actually disbursed during the period covered by the analysis that Seller may have discovered, except with respect to Mortgage Loans originated within the twelve (12) months preceding the Transfer Date. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, Seller and each Originator and Prior Servicer has (i) computed the amount of such payments in accordance with Applicable Requirements, (ii) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments, and when required by the applicable Servicing Agreement has advanced its own funds to pay such charges and items, and (iii) delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with the Related Escrow Accounts, including without limitation statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments.

    SECTION 4.8     ACCOUNTS RECEIVABLE.
         The Accounts Receivable are valid and subsisting accounts owing to Seller, and Seller has not received any notice from an Investor, Insurer, Mortgagor or other appropriate party in which the Investor, Insurer or party disputes or denies a claim by Seller for reimbursement in connection with an Account Receivable.

    SECTION 4.9     INVESTOR REMITTANCES AND REPORTING.
         Seller and each Originator and Prior Servicer has remitted or otherwise made available to each Investor (i) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (ii) all advances of principal and interest payments required by such Servicing Agreement. In accordance with the Applicable Requirements, Seller has prepared and submitted to each Investor all reports in connection with such payments required by the Applicable Requirements.

    SECTION 4.10    INTENTIONALLY OMITTED.

    SECTION 4.11    THE MORTGAGE LOANS.

         (a) Investor/Insurer Requirements. Each Mortgage Loan conforms in all material respects to Applicable Requirements and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, the applicable Investor or Insurer upon such sale, issuance of insurance or pooling.

         (b) Enforceability of Each Mortgage Loan. Each Mortgage Note and the related Mortgage Instrument are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor's rights and the discretion of a court to grant specific performance. All parties to the Mortgage Note and the Mortgage Instrument had legal capacity to execute the Mortgage Note and the Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. Each Mortgage Loan is not subject to any valid, enforceable right of rescission, set-off, counterclaim or defense against Seller or Purchaser, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage Instrument, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage Instrument unenforceable by Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense against Purchaser, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

         (c) Disbursement. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances and except as disclosed on Exhibit 0 any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording each Mortgage Loan was paid. There is no obligation on the part of Seller, or of any other party, to make supplemental payments in addition to those made by the Mortgagor.

         (d) Priority of Lien. Each Mortgage Instrument has been duly acknowledged and recorded and is a valid and subsisting first or second lien as required by the Applicable Requirements, and the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage Instruments, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions or Investors generally and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no mechanics or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage Instrument which are not insured against by the title policy as set forth herein. A valid and enforceable title policy has been issued and is and shall remain in full force and effect for each such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Instrument is a valid first or second lien on the Mortgaged Property therein described and that the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage, subject to the exceptions set forth in this section, and otherwise satisfies the Applicable Requirements. All tax identifications and property descriptions are legally sufficient. All intervening Assignment of Mortgage Instruments have been recorded in the proper jurisdiction such that record title to the Mortgage Loan is clearly vested in Seller or the appropriate Investor as required by the Applicable Requirements.

         (e) No Default/No Waiver. Except with respect to the Excluded Loans, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and Seller has not waived any default, breach, violation or event of acceleration. Except as approved in writing, a copy of which is in the Mortgage File, by the applicable Investor and except for loss mitigation and error correction activities taken in accordance with Applicable Requirements, neither Seller nor any Originator or Prior Servicer has (i) agreed to any modification, extension or forbearance in connection with a Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, or (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument, and the written instrument necessary to effect any of the foregoing has been recorded, if necessary, and is held in the Mortgage File and otherwise satisfies Applicable Requirements. Seller has not advanced its funds to cure a default or delinquency with respect to any such Mortgage Loans, except for deficiencies in Mortgage Escrow Payments, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment for any amount required under the Mortgage Loan.

         (f) Application of Funds. All payments received by Seller with respect to any Mortgage Loan have been remitted and properly accounted for as required by Applicable Requirements. All funds received by Seller in connection with the satisfaction of Mortgage Loans, including but not limited to foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate principal and interest account or taxes and insurance account included among the Related Escrow Accounts, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by Applicable Requirements, or are and will be in one of the Related Escrow Accounts on the Transfer Date. The unpaid balances of the Mortgage Loans are as stated on the Mortgage Files to be delivered to Purchaser.

         (g) Mortgage Insurance. Each Mortgage Loan which is represented by Seller to have FHA insurance is insured, pursuant to the National Housing Act. Each Loan which is represented by Seller to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the United States Code. If required by the Applicable Requirements, each conventional Mortgage Loan is, or prior to the Effective Date will be, insured as to payment defaults by a policy of primary mortgage guaranty insurance and, if applicable, pool insurance, in the amount required, and by an Insurer approved by the Investor, and all provisions of such primary mortgage guaranty insurance policy and pool insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each mortgage insurance or guaranty certificate, each of Seller and any Originator and Prior Servicer, has complied with applicable provisions of the insurance for guaranty contract and federal statutes and regulations, all premiums or other charges due in connection with such insurance or guaranty have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty with respect to Purchaser, and the insurance or guaranty is, or when issued, will be, in full force and effect with respect to each Mortgage Loan. There are no valid and enforceable defenses, counterclaims, or rights of set-off against Purchaser affecting the validity or enforceability of any mortgage insurance or guaranty with respect to a Mortgage Loan.

         (h) Compliance with Laws. Seller and each Originator and Prior Servicer have complied with any applicable federal, state, or local law, statute, and ordinance, and any applicable rule, regulation, or order issued thereunder, pertaining to the subject matter of this Agreement, including, without limitation, the fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting, and every other prohibition against unlawful discrimination in residential or governing consumer credit, and also including, without limitation, the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, the Real Estate Settlement Procedures Act of 1974, and Regulation X and state consumer credit codes and laws. Each Originator and Prior Servicer was qualified to do business, and had all requisite licenses, permits and approvals, in the states in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by Purchaser.

         (i) Taxes, Insurance. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, ground rents relating to the Mortgage Loans have been paid by Seller to the extent such items are required to be paid by Seller pursuant to Applicable Requirements and as herein provided.

         (j) Insurance. All Mortgaged Properties are currently insured against loss by fire, hazards or extended coverage insurance policies in conformity with Applicable Requirements and in an amount at least equal to the outstanding principal balance of the applicable Mortgage Loans or, where applicable, carry a sufficient amount of guaranteed replacement cost coverage unless prohibited by applicable state law. If required by Applicable Requirements, each such property is covered by a flood insurance policy in an amount not less than the lesser of (i) the outstanding principal balance of the applicable Mortgage Loan, or (ii) the maximum amount of insurance that is available under such Act. All such insurance policies are in full force and effect, and, to the extent Seller maintains Related Escrow Accounts, all premiums with respect to such policies have been paid. Except with the written consent of the applicable Investor (a copy of which is in the Mortgage File) or otherwise in accordance with Applicable Requirements, no casualty insurance proceeds for property damage have been used to reduce Mortgage Loan balances or for any other purpose except to make repairs to the Mortgaged Property. Each Mortgage Note or Mortgage Instrument obligates the Mortgagor thereunder to maintain all fire, hazard, extended coverage and, if applicable, flood insurance at Mortgagor's cost and expense, and upon Mortgagor's failure to do so, authorizes the holder of the Mortgage Loan to obtain and maintain such insurance at Mortgagor's cost and expense and to seek reimbursement therefor from Mortgagor. Seller has provided the appropriate Insurer with such notice, or has obtained such consent, as is necessary to designate Seller or the related Investor as required by the Applicable Requirements as loss payee on each such insurance policy. There are no uninsured casualty losses or casualty losses where coinsurance has been (and seller has no reason to believe, will be) claimed by an Insurer or where the loss, exclusive of contents, is greater than the recovery, less actual expenses incurred in such recovery from the Insurer.

         (k) Damage, Condemnation. Except as disclosed on Exhibit F attached hereto, there exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property. All of the improvements that were included for the purpose of determining the appraised value of the Mortgaged Property for a Mortgage Loan lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.

         (l) Pools. Except as disclosed on Exhibit G with respect to pools which have not been finally certified, all Pools have been initially certified, finally certified and/or recertified if required by and otherwise in accordance with Applicable Requirements, and the securities backed by such Pools have been issued on uniform documents, promulgated in the applicable Investor guide without any material deviations therefrom. Subject to the obligations of Seller pursuant to Section 3.5(j), hereof, the Mortgage Files to be delivered to Purchaser will include all documents necessary (other than Assignments of Mortgage Instruments that are to be delivered by Seller after the applicable Transfer Date) in order for Purchaser's document custodian to finally certify or recertify, as applicable, the Pools in accordance with the Applicable Requirements by the applicable deadline. Each Mortgage Loan included in a Pool meets all eligibility requirements of the applicable Investor for inclusion in such Pool. After the reconciliation required hereunder, each Pool will be properly balanced and fully funded.

         (m) Mortgage File. The Mortgage File contains each of the documents and instruments specified to be included therein and required to be maintained under the Applicable Requirements; and such document or instrument is duly executed and in form acceptable to the applicable Investor or Insurer.

         (n) Good Title. Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights. The sale, transfer and assignment by Seller to Purchaser of the Servicing Rights, and the instruments required to be executed by Seller and delivered to Purchaser pursuant to the applicable Investor rules and regulations or other contractual provisions, are, or will be on the Transfer Date, valid and enforceable in accordance with their terms and will effectively vest in Purchaser good and marketable title to the Servicing Rights, free and clear of any and all liens, claims, or encumbrances, except for those encumbrances required by applicable Investor rules and regulations. Seller has not previously assigned, transferred or encumbered the Servicing Rights.

         (o) Origination, Sale and Servicing Practices. The origination, sale and servicing practices used by Seller or any Originator and Prior Servicer with respect to each Mortgage Loan have been legal, proper, prudent and customary in the mortgage lending business and in accordance with Applicable Requirements. With respect to Mortgage Escrow Payments, except for Mortgage Loans three or more payments past due or as disclosed on Exhibit H there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made, and no Mortgage Escrow Payments or payments or other charges or prepayments due from Mortgagor have been capitalized under any Mortgage instrument or the related Mortgage Note.

         (p) Appraisals, Loan to Value Ratio. The loan-to-value ratio of each Mortgage Loan did not, at the time of origination, exceed the maximum amount permitted by the Applicable Requirements for such Mortgage Loan. The appraisal prepared in connection with each Mortgaged Property was prepared by a qualified appraiser with no direct or indirect interest in the Mortgaged Property, and both the appraisal and the appraiser satisfied all Applicable Requirements.

         (q) Fraud. The following representation shall survive for the life of the Mortgage Loans: No fraud occurred on the part of any person in connection with any Mortgage Loan, that could materially and adversely affect Purchaser or the Servicing Rights, or result in Purchaser incurring Losses.

         (r)     Mortgage Loan Characteristics.    All Mortgage Loans are
secured by single-family (i.e., one (1) - to four (4) - family) residential real property, and except as disclosed on Exhibit I none of the Mortgage Loans are (i) coinsured, (ii) subsidized, (iii) graduated payment loans that are still in the adjustment period of the loan, (iv) reverse mortgage loans, (v) self insured, (vi) VA Vendee loans, (vii) FNMA Timesaver Loans, (viii) Bi-weekly payment loans, (ix)

Texas "Vet" loans, or (x) housing authority loans. All Mortgage Loans that are secured by a condominium, planned unit development or cooperative unit have and had all necessary project acceptances, were underwritten using all special property appraisal methods, and otherwise meet and met any and all other special acceptance requirements under the Applicable Requirements and at the time required by the Applicable Requirements, or at such later time acceptable to the applicable Investor. No Mortgage Loan is secured by manufactured housing that is not affixed to a permanent structure and are deemed to be real property pursuant to applicable state law.

         (s) No Recourse. Except with respect to GNMA, and except as disclosed on Exhibit I as Recourse Loans, none of the Servicing Agreements provides for recourse to the Servicer for ultimate credit losses incurred in connection with the default or foreclosure of, or acceptance of a deed in lieu of foreclosure in connection with, a Mortgage Loan nor do they contain a requirement to make Unrecoverable Advances.

         (t) Notice of Relief Requested Pursuant to the Soldiers and Sailors Relief Act of 1940. Except as disclosed on Exhibit P, Seller has not received notice from any Mortgagor or other party with respect to the Mortgage Loans of a request for relief pursuant to or invoking any of the provisions of the Soldiers and Sailors Relief Act of 1940 or any similar law which would have the effect of suspending or reducing the Mortgagor's payment obligations under a Mortgage Loan or which would prevent such loan from going into foreclosure.

         (u) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage Instrument.

         (v) Deeds of Trust. In the event the Mortgage Instrument constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage Instrument, and no fees or expenses are or will become payable by the Purchaser, or the applicable Investor, or their respective successors and assigns, to the trustee under the deed of trust, except as expressly provided in the Mortgage Loan Documents for the performance of duties by the trustee after a default by the Mortgagor.

         (w) No Inquiries. Except as disclosed on Exhibit J, within the three (3) years immediately preceding the Execution Date, Seller has not been the subject of an audit by any of the VA, FHA, FNMA, FHLMC, GNMA, Other Institutional Investor or Insurer, which audit included final findings (or, if a current, not finalized audit, includes allegations) of a failure to comply with Applicable Requirements, or resulted in a request for repurchase of a Mortgage Loan or indemnification in connection with a Mortgage Loan (or in connection with other mortgage loans to the extent such audit finding could reasonably be expected to have an adverse effect on all or any portion of the Servicing Rights or on Seller's ability to perform its obligations under this Agreement), or resulted in rescission of an insurance or guaranty contract or agreement.

         (x) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the material benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor, which would prevent the sale of the Mortgaged property by trustee's sale or the foreclosure of the Mortgage.

         (y) Consolidation of Future Advances. Any future advances made in connection with a Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage Instrument, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage Instrument securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to the applicable Investor. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

    SECTION 4.12    INSURANCE.
         Error and omissions and fidelity insurance coverage, in amounts as required by Applicable Requirements, is in effect with respect to Seller and will be maintained until the last Transfer Date.

    SECTION 4.13    LITIGATION.
         Except as disclosed on Exhibit J, and except with respect to Mortgage Loans that will be reported on Exhibit E as Excluded Loans (under clause (i) of the definition of Excluded Loans), there is no action, suit or proceeding pending against Seller or, to Seller's knowledge, threatened against Seller before any court or arbitrator or any governmental body, agency or official which (i) would materially adversely affect the ability of Seller to perform its obligations under this Agreement, or which in any manner questions the validity of this Agreement, (ii) would materially adversely affect the aggregate value of the FF&E or the Servicing Rights or (iii) would materially adversely affect the business of Seller taken as a whole. Seller has received no notice from any federal, state or other governmental agency indicating that such agency would oppose the transactions contemplated hereby or would not grant or issue its consent or approval, if required with respect to the transactions contemplated hereby.

    SECTION 4.14     NO ACCRUED LIABILITIES.
         There are no accrued or contingent liabilities of Seller with respect to the Mortgage Loans or Servicing Rights for which Purchaser would be responsible, or circumstances under which such accrued or contingent liabilities will arise against Purchaser, with respect to occurrences prior to the Transfer Date.

    SECTION 4.15     FACTS AND OMISSIONS.
         Subject to Section 4.16 hereof, no representation, warranty or written statement made by Seller in this Agreement, in any Exhibit to this Agreement, in any written statement or certificate furnished by Seller to Purchaser in connection with this Agreement, or in any data tape provided by Seller to Purchaser hereunder, contain any material misstatement of fact or will omit to state a material fact necessary in order to make the statements in light of the circumstances in which they are made not misleading.

    SECTION 4.16    QUALIFICATIONS TO REPRESENTATIONS.
         Seller is making Seller's representations and warranties without having necessarily performed sufficient investigations to provide it with a sufficient factual basis on which to determine the truth or accuracy of such representations and warranties. The inaccuracy in any material respect of any representation or warranty made by Seller under this Agreement shall constitute a breach by Seller regardless of Seller's knowledge concerning the truth or accuracy of such representations and warranties when made or the disclosure of any exceptions on any Schedule or Exhibit. In no event shall a breach of any of Seller's representations and warranties with respect to any Mortgage

Loan be used as evidence of or be deemed to constitute bad faith, misconduct, misrepresentation or fraud by Seller unless it is shown that Seller knew or should have known that any of such representations were materially incorrect when made.

    SECTION 4.17    INDICTMENTS AND RELATED MATTERS.
         Neither Seller, nor any entity affiliated with it, nor any current or former director, officer, or other person employed by or acting as agent for Seller has been indicted, arraigned, convicted or is under investigation for any criminal offense or fraudulent activity related to the origination, servicing or sale of Mortgage Loans, or related to other business operations of Seller.

    SECTION 4.18    TITLE TO FF&E; NO DEFAULT ON LEASES.
         Seller has sole title to the FF&E and the FF&E are subject to no lien or encumbrance of any kind. Seller is not in default on any lease or FF&E Contract to be assumed by Purchaser under this Agreement; all payments on such leases or FF&E Contracts are current.

    SECTION 4.19    FINANCIAL STATEMENTS.
         The published financial statements provided to Purchaser by Seller, present fairly in all material respects the financial position of Seller as of their respective dates and the results of operations for the periods then ending, in conformity with generally accepted accounting principles consistently applied.

    SECTION 4.20    MATERIAL ADVERSE CHANGE.
         Since March 31, 1994 Seller has conducted business only in the ordinary and usual course and no event has occurred which has had or could reasonably be expected to have a material adverse effect on Seller's business.

    SECTION 4.21    ASSETS.
         There is no asset required by Seller in the conduct of the Seller's business at the Leased Locations which is not included in this transaction and which is not either owned by Seller or licensed or leased to Seller under one of the licenses or leases to be assigned hereunder. The FF&E are reasonably fit and suitable for the purposes for which they were intended, in good operating condition and repair, and free from any known defects except such as do not interfere with the continued use of such FF&E. Seller is not in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument related to the FF&E, including the FF&E Contracts and the leases for the Leased Locations, the violation of which would prevent Seller from performing its obligations hereunder or would result in a lien, encumbrance or other charge upon any of the FF&E.

    SECTION 4.22    CERTAIN LABOR MATTERS.
         Except as disclosed on Exhibit 6, there is no employment agreement, severance or similar agreement with any employee listed on Exhibit 3. There are no labor controversies pending with any employees listed on Exhibit 3 and, to the best of Seller's knowledge, no group, organization or union has attempted to organize any employees of Seller.

    SECTION 4.23    LEASED LOCATIONS.

         To Seller's Knowledge there are no facts or circumstances existing or threatened which could have a material adverse effect on the present or future use of the Leased Locations as mortgage origination or servicing offices as the case may be. To Seller's Knowledge none of the Leased Locations or any improvements relating thereto violate or have violated any fire, zoning, health, building, hazardous waste or environmental code, ordinance, statute, regulation or order of any governmental authority or any agency, body or subdivision thereof. To Seller's Knowledge there are no hazardous or toxic materials or substances on or affecting any of the Leased Locations.

    SECTION 4.24    SOFTWARE.

         Seller warrants that it owns the entire right, title and interest in and to the Software.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         In addition to the representations and warranties, if any, made elsewhere in this Agreement, Purchaser represents and warrants to Seller, as of the Execution Date, the Closing Date and the Transfer Date, as applicable, as follows:

    SECTION 5.1     DUE INCORPORATION AND GOOD STANDING.
         Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Purchaser has in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of Purchaser to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on Seller.

    SECTION 5.2     AUTHORITY AND CAPACITY.
         Purchaser has all requisite corporate power, authority and capacity, to execute and deliver this Agreement and to perform all of its obligations hereunder. Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement.

    SECTION 5.3      EFFECTIVE AGREEMENT.
         The execution, delivery and performance of this Agreement by Purchaser and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate, shareholder or other action by Purchaser; and this Agreement has been duly and validly executed and delivered by Purchaser, and this Agreement is a valid and legally binding agreement of Purchaser and enforceable against Purchaser in accordance with its respective terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor's rights and the discretion of a court to grant specific performance. Any requisite consents of third parties (including the Investor and any other applicable regulatory authorities) to the execution and delivery of this Agreement or the performance of the transactions contemplated hereby by Purchaser have been or will be obtained prior to the Transfer Date or such earlier or later date as expressly provided herein.

    SECTION 5.4     NO CONFLICT.
         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby, nor compliance with their respective terms and conditions, shall (a) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of Purchaser's Articles of Incorporation or By-Laws, or of any mortgage, indenture, deed of trust, loan or credit agreement or instrument to which Purchaser is now a party or by which it is bound, or of any order, judgment or decree of any court or governmental authority applicable to Purchaser, or (b) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of Purchaser.

    SECTION 5.5     APPROVALS AND COMPLIANCE.
         Purchaser is approved by and in good standing with each Investor or Insurer, as necessary, in order to assume responsibility for the Servicing Rights. Other than the Investor and Landlord approvals referred to in Section
7.5 and the regulatory approvals referred to in Section 7.8, no approval by any regulatory agency or official is necessary in order for Purchaser to consummate the transactions contemplated in this Agreement.

                                   ARTICLE VI
                                INVESTOR CONSENT

    SECTION 6.1     INVESTOR CONSENT.
         The purchase and sale of the Servicing Rights are subject to consent by the applicable Investor and the assignments of Seller's rights in the Leased Locations are subject to consent by the applicable landlord. Purchaser and Seller each shall take such steps as required by the applicable Investor in order to obtain such Investor's consent. In accordance with the Applicable Requirements, Seller, at its sole expense, shall submit to the Investors all materials, and pay such fees, required by the Applicable Requirements in order to obtain the Investor Consents in a timely manner with respect to the transfer of the Servicing Rights from Seller to Purchaser. If any Investor does not provide written consent to the transfer of the Servicing Rights related to it prior to the applicable Transfer Date, Purchaser may elect to pay for such Servicing Rights not withstanding the lack of consent. Such non consented Servicing Agreements shall be listed on Exhibit M. Notwithstanding anything else in this Agreement, Seller agrees that if an Investor terminates any Servicing Agreement listed on Exhibit M within twelve months of the Transfer Date, Seller will refund the Purchase Price it received applicable to the Servicing Rights related to such Servicing Agreement, less 50% of the Servicing Fees actually collected by Purchaser.

    SECTION 6.2     FNMA CONSENT, FNMA TRANSFER DATE.
         In seeking Investor Consent from FNMA, Seller shall request a FNMA Transfer Date of October 1, 1994. Seller shall promptly notify Purchaser in writing if (i) FNMA advises Seller that the FNMA Transfer Date, for all or any portion of the Servicing Rights in connection with FNMA Portfolio, will be a date other than September 30, 1994, or (ii) FNMA advises Seller that all or any portion of the Servicing Rights in connection with the FNMA Portfolio may not be transferred to Purchaser.

    SECTION 6.3     GNMA CONSENT, GNMA TRANSFER DATE.
         In seeking Investor Consent from GNMA, Seller shall request a GNMA Transfer Date of October 1, 1994. Seller shall promptly notify Purchaser in writing if (i) GNMA advises Seller that the GNMA Transfer Date, or all or any portion of the Servicing Rights with respect to the GNMA Portfolio, will be a date other than October 1, 1994, or (ii) GNMA advises Seller that all or any portion of the Servicing Rights in connection with the GNMA Portfolio may not be transferred to Purchaser.

    SECTION 6.4    FHLMC CONSENT, FHLMC TRANSFER DATE.
         In seeking Investor Consent from FHLMC, Seller shall request a FHLMC Transfer Date of October 17, 1994. Seller shall promptly notify Purchaser in writing if (i) FHLMC advises Seller that the FHLMC Transfer Date, or all or any portion of the Servicing Rights with respect to the FHLMC Portfolio, will be a date other than October 17, 1994, or (ii) FHLMC advises Seller that all or any portion of the Servicing Rights in connection with the FHLMC Portfolio may not be transferred to Purchaser.

    SECTION 6.5 OTHER INSTITUTIONAL INVESTOR CONSENT, OTHER INSTITUTIONAL INVESTOR TRANSFER DATE.
         In seeking Investor Consent from any Other Institutional Investor, Seller shall request an Other Institutional Investor Transfer Date of September 30, 1994. Seller shall promptly notify Purchaser in writing if (i) any Other Institutional Investor advises Seller that the Other Institutional Investor Transfer Date, or all or any portion of the Servicing Rights with respect to said Other Institutional Investor Portfolio, will be a date other than September 30, 1994, or (ii) any Other Institutional Investor advises Seller that all or any portion of the Servicing Rights in connection with the Other Institutional Investor Portfolio may not be transferred to Purchaser.

    SECTION 6.6     GMAC CONSENT, GMAC TRANSFER DATE.
         In seeking Investor Consent from GMAC, Seller shall request a GMAC Transfer Date of October 17, 1994. Seller shall promptly notify Purchaser in writing if (i) GMAC advises Seller that the GMAC Transfer Date, or all or any portion of the Servicing Rights with respect to the GMAC Portfolio, will be a date other than October 17, 1994, or (ii) GMAC advises Seller that all or any portion of the Servicing Rights in connection with the GMAC Portfolio may not be transferred to Purchaser.

                                  ARTICLE VII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser under this Agreement are subject to the satisfaction in all material respects of each of the following conditions:

    SECTION 7.1     CORRECTNESS OF REPRESENTATIONS AND WARRANTIES.
         The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Execution Date, the Closing Date, and Transfer Date.

    SECTION 7.2      COMPLIANCE WITH CONDITIONS.
         All material terms, covenants and conditions of this Agreement required to be complied with and performed by Seller at or prior to the Effective Date, Closing Date or the Transfer Date, as applicable, shall have been duly complied with and performed by Seller in all material respects.

    SECTION 7.3     CORPORATE RESOLUTION.
         Purchaser shall have received from Seller prior to the Closing Date a duly executed Certificate of its Secretary or Assistant Secretary reciting the approval of the Board of Directors of Seller of the transfer and sale of the Servicing Rights, FF&E, the FF&E Contracts and the Seller's interest in the Leased Locations to Purchaser and authorizing the officers of Seller to execute such documents as may be necessary to accomplish the transactions contemplated hereby.

    SECTION 7.4     OFFICER'S CERTIFICATION.
         Purchaser shall have received an Officer's Certification from a senior officer of Seller to the effect that all of the representations and warranties made by the Seller under this Agreement were true, accurate, and complete in all material respects on the date made and as of the Closing Date and that Seller has complied with all material terms, covenants and conditions of this Agreement which are due prior to the date of such Officer's Certification.

    SECTION 7.5     CONSENTS.
         The Investor Consents and landlord consents and FF&E Contract consents shall have been issued and delivered to Purchaser prior to the Closing Date, and such Investor Consents and landlord consents and FF&E Contract consents shall not contain any term or condition that could adversely affect the value of the Servicing Rights or the Leased Locations or the FF&E Contracts to Purchaser or would impose any cost or obligation on Purchaser not normally imposed in the ordinary course of a transfer of servicing rights or assets as contemplated in this Agreement. The consent of Computer Power, Inc. to permit Purchaser to run the Servicing on Seller's CPI license until September 30, 1995, shall have been issued and delivered to Purchaser.

    SECTION 7.6     LEGAL OPINION.
         Seller shall have delivered to Purchaser prior to the Closing Date a legal opinion in the form of Exhibit K attached hereto.

    SECTION 7.7     NO INJUNCTION.
         No judgment, ruling, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement at or prior to the Transfer Date.

    SECTION 7.8     REGULATORY APPROVALS.
         All regulatory consents, approvals and notifications required under federal and state laws shall have been obtained without the imposition of any condition which would be unreasonably burdensome to the business or financial condition of Purchaser, and all applicable waiting periods shall have expired or been terminated prior to the Closing Date.

    SECTION 7.9     ENVIRONMENTAL MATTERS.
         With respect to the Leased Locations there shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose or that could reasonably be expected to result in the imposition or any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended prior to the Closing Date.

    SECTION 7.10   NO MATERIAL ADVERSE CHANGE.
         There shall have been no material adverse change in Seller's financial condition, assets, business or prospects relating to the assets acquired by Purchaser hereunder as of the Closing Date and Transfer Date.

                                  ARTICLE VIII
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are subject to the satisfaction in all material respects of each of the following conditions:

    SECTION 8.1     CORRECTNESS OF REPRESENTATIONS AND WARRANTIES.
         The representations and warranties made by Purchaser in this Agreement were true and correct in all material respects as of the Execution Date, Closing Date,, and Transfer Date.

    SECTION 8.2     COMPLIANCE WITH CONDITIONS.
         All material terms, conditions and covenants of the Agreement required to be complied with and performed by Purchaser at or prior to the Closing Date or Transfer Date shall have been duly complied with and performed by Purchaser in all material respects.

    SECTION 8.3     CORPORATE RESOLUTION.
         Seller shall have received from Purchaser prior to the Closing Date a duly executed Certificate of its Secretary or an Assistant Secretary reciting the approval of the Board of Directors of Purchaser of the assumption and purchase from Seller of the Servicing Rights, FF&E and tenant obligations for the Leased Locations and authorizing Purchaser's officers to execute such documents as may be necessary to carry out the transactions contemplated hereby.

    SECTION 8.4     OFFICER'S CERTIFICATION.
         Seller shall have received prior to the Closing Date an Officer's Certification from a senior officer of Purchaser to the effect that all of the representations and warranties made by the Purchaser under this Agreement were true, accurate, and complete in all material respects on the date made.

    SECTION 8.5     CONSENTS.

         Seller shall have received the Investor Consents and landlords consents as required by Article VI prior to the Closing Date.

                                   ARTICLE IX
                                INDEMNIFICATION

    SECTION 9.1     INDEMNIFICATION OF SELLER.
         Subject to Section 9.5 below, Seller shall indemnify and hold Purchaser, its affiliates and the officers, directors, employees and agents, whether past, present or future, of Purchaser or its affiliates harmless from, and will reimburse Purchaser for, any and all documented Losses incurred by Purchaser its affiliates and the officers, directors, employees and agents, whether past, present or future, of Purchaser or its affiliates after the Execution Date to the extent that such Losses arise out of, relate to or result from:

         (a) the inaccuracy of any representation or warranty made by Seller in this Agreement in any material respect;

         (b) the failure by Seller to perform or observe any material term or provision of this Agreement in any material respect;

         (c) No-Bids, including, without limitation, those resulting in Buydowns (subject to the limitations set forth in Section 9.5(c));

         (d) any Excluded Loan, the Servicing Rights to which are transferred to Purchaser hereunder which has not reinstated and remained current for a period of at least six months;

         (e) any Claim arising from the failure to comply with the Applicable Requirements relating to the conduct of business which is the subject matter of this transaction or relating to any act or failure to act of Seller relating to the assets which are the subject of this transaction prior to the Employee Transfer Date, or with regard to the Servicing Rights, prior to the applicable Transfer Date;

         (f) any expenses as a result of any requirements imposed upon Purchaser by GNMA in the event Seller fails to arrange for or make possible the timely final certification of the Pools (including but not limited to the posting by Seller of any required letter(s) of credit and the provision by Seller of the collateral therefor, and all expenses associated with making such final certification to the extent reasonably attributable to the Servicing Rights. For example, if, on a given final certification date established in accordance with the GNMA Applicable Requirements, Pools under Purchaser's issuer number with an aggregate principal balance of $100,000,000 have not timely been so certified or recertified, of which aggregate principal balance relates to Pools of $75,000,000 are included within the Servicing Rights, then seventy-five percent (75%) of such costs and expense shall be attributable to and paid by Seller; and

         (g) any loss due to a Recourse Loan, a FNMA Timesaver Loan or a VA Vendee Loan.

    SECTION 9.2     REPURCHASE OF MORTGAGE LOANS AND SERVICING RIGHTS.
         In the event Purchaser discovers that any of the representations and warranties made in this Agreement by Seller were not accurate at or as of the time they were made by Seller, or if there exists a basis to demand indemnification under Section 9.1 hereof, and such inaccuracy or basis for indemnification reasonably appears to be a proximate reason for the Loss incurred by Purchaser or the Claim asserted against Purchaser, and Seller fails to cure the same in accordance with Section 9.4 hereof or repurchase the affected Mortgage Loan, Purchaser, subject to any limitations of the applicable Investor, may demand that Seller (i) repurchase from Purchaser the Servicing Rights to the affected Mortgage Loans based upon the applicable Purchase Price Percentage (as set forth in the second sentence following), and (ii) repurchase such Mortgage Loans or provide Purchaser with the funds necessary to effect such repurchase. Notwithstanding the foregoing, Purchaser is not entitled to demand repurchase of any Mortgage Loan hereunder if (i) Seller indemnifies Purchaser against on-going Losses as they are incurred and (ii) the retention of the Mortgage Loans in Investor pools does not prejudice Purchaser in the exercise of Purchaser's reasonable discretion with the Investor including but not limited to the possible imposition of administrative remedies by the Investor. The purchase price under this section for any repurchased Mortgage Loan shall equal the sum of (i) the applicable Purchase Price Percentage multiplied by the then outstanding principal balance for such Mortgage Loan,
(ii) the aggregate unpaid principal balance of the Mortgage Loan, and all accrued and unpaid interest thereon at the time of repurchase by Seller, and
(iii) all other documented unreimbursed Losses incurred by Purchaser in connection with such Mortgage Loan after the Transfer Date, except to the extent that such Losses are attributable to Purchaser's failure to service such Mortgage Loans in accordance with Applicable Requirements. In connection with the repurchase of a Mortgage Loan, the amount of funds that Seller shall provide to Purchaser shall equal the amount of funds that Purchaser must provide to the applicable Investor to effect the repurchase to the extent that such amount exceeds the amounts set forth in (ii) and (iii) in the immediately preceding sentence. Subject to Applicable Requirements, when Seller is required to either purchase a Mortgage Loan or repurchase Servicing Rights related to a Mortgage Loan from Purchaser, such purchase or repurchase shall be accomplished within fifteen (15) Business Days following receipt from Purchaser of written demand from Purchaser pursuant hereto; Purchaser shall service such repurchased Mortgage Loan under the MNB Other Loan Portfolio Servicing Agreement.

    SECTION 9.3     INDEMNIFICATION OF PURCHASER.
         Subject to Section 9.5 below, Purchaser shall indemnify and hold Seller harmless from, and will reimburse Seller for, any and all documented Losses incurred by Seller after the Execution Date to the extent that such Losses result from:

         (a) the inaccuracy of any representation or warranty made by Purchaser in this Agreement in any material respect; or

         (b) the failure by Purchaser to perform or observe any term or provision of this Agreement in any material respect.

    SECTION 9.4     NOTICE AND SETTLEMENT OF CLAIMS.
         Each Party to this Agreement shall promptly notify the other party in writing of the existence of any material fact known to it giving rise to any obligations of the other party under this Article IX and, in the case of any Claim brought by a third party, which may give rise to any such obligations, each Party shall promptly notify the other party of the making of such Claim or the commencement of such action by a third party as and when same becomes known to it, and the Party seeking indemnification shall provide reasonable supporting documentation for such Claim. The indemnifying party (the "Indemnifying Party") may, at its own cost and expenses, assume and control defense of any Claim, including, without limitation, the right to designate counsel and to control all negotiations, litigation, settlements, compromises and appeals of any such Claim or potential Claim; provided that the counsel is satisfactory to the indemnified party ("Indemnified Party") in the exercise of its reasonable discretion. The Party not controlling the defense or prosecution of any such Claim may participate at its own costs and expense. Notwithstanding the foregoing, the Indemnifying Party may permit the Indemnified Party to assume the defense or prosecution of all or a portion of such Claim if the Indemnified Party reasonably believes that such assumption is necessary to assure that its right or ability to enforce a material portion of its other Mortgage Loans or Servicing Rights or its method of doing business or its authority and approvals to service are not materially impaired. Neither the Indemnifying Party nor the Indemnified Party shall be entitled to settle, compromise, decline to appeal, or otherwise dispose of any Claim, without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, such consent shall not be required for a Claim involving less than Ten Thousand Dollars ($10,000), unless the other Party reasonably believes that the settlement, compromise, declination to appeal or other disposition may (a) prejudice the Party in connection with other Claims or potential Claims, or (b) result in injunctive or other relief (excepting the payment of monetary damages) against the Party that could materially interfere with the business, operations, assets, condition or prospects of the Party. Following the discharge of the Indemnifying Party's obligations under this Article IX, the Indemnified Party shall, subject to the Applicable Requirements, assign to the Indemnifying Party any and all related claims against third parties. Within fifteen (15) days after receipt, the Indemnified Party shall refund to the Indemnifying party the amounts of all recoveries received by the Indemnified Party with respect to any claim with respect to which it is reimbursed for Losses.

         Following the receipt of written notice from the Indemnified Party of a demand for indemnification or repurchase, the Indemnifying party shall seek to cure the problem giving rise to the demand, if possible, and pay the amount for which it is liable, repurchase the Mortgage Loan or otherwise take the actions which it is required to take within sixty (60) days or such lesser time as may be required by the applicable Investor, Insurer or third party claimant. As to any Claim for indemnity for which notice is given as hereinbefore provided, the corresponding obligation of indemnity shall continue to survive until whichever of the following events first occurs: (1) the Indemnifying Party shall have discharged its obligation of indemnity to the Indemnified Party with respect to such claim, as required hereunder; (2) a court of competent jurisdiction shall have finally determined that the Indemnifying Party is not liable to the Indemnified Party with respect to such claim; or (3) the Indemnified Party shall have released in writing (or be held to have released) the Indemnified Party from any liability with respect to such claim.

    SECTION 9.5     EXCLUSIONS FROM LIABILITY.
         Notwithstanding anything else to the contrary and in addition to any other limitations and exclusions set forth in this Agreement, neither Seller nor Purchaser shall indemnify and hold the other harmless from, or assert a Claim against the other for, any of the following:

         (a) Losses which arise from or in connection with any Claim made by Purchaser or Seller against Seller or Purchaser, respectively, for consequential damages consisting of lost investment or business opportunity, damages to reputation, punitive damages, exemplary damages, treble damages and nominal damages, unless such Losses are incurred by Purchaser or Seller as a sole and direct result of a third party Claim, such third party claims include but are not limited to any demand by an Investor for a letter of credit or performance bond as a result of a breach by Seller hereunder, asserted against Purchaser or Seller, respectively;

         (b) Losses attributable to or arising from overhead allocations or general and administrative costs and expenses;

         (c) Losses with respect to No-Bids or Buydowns pursuant to Section 9.1(c) hereof where the VA elects a No-Bid and notifies the Purchaser of such election or Purchaser effects a Buydown more than three (3) years after the Effective Date. Provided however, anything to the contrary notwithstanding, in no event will Seller be obligated for such Losses which in the aggregate exceed $2.5 Million.

    SECTION 9.6     NOTIFICATION OF LOSSES.
         An Indemnified Party shall, to the extent practicable and reasonably within its control, make best efforts to mitigate any Losses of which it has adequate notice, provided that Indemnified Party shall not be obligated to act in contravention of Applicable Requirements. The Indemnifying Party shall have the right, but not the obligation, and shall be afforded the opportunity by the Indemnified Party to the extent reasonably possible, to take reasonable actions to minimize Losses before such Losses actually are incurred by the Indemnified Party, including but not limited to (i) providing personnel and contractors to seek to obtain outstanding documentation which are preventing the final certification or recertification of any Pool, (ii) buying the Mortgaged Properties in the case of a VA no-bid and (iii) buying VA guaranteed Mortgage Loans out of Pools for which Seller may be obligated to indemnify Purchaser under Section 9.1 (c) hereof. Nothing in this Section 9.6 shall be construed as obligating either Party to pursue deficiency judgments against Mortgagors on foreclosed Mortgage Loans.

    SECTION 9.7 SPECIAL INDEMNIFICATION FOR SELLER'S ESCROW OR ARM ADJUSTMENT PRACTICES.
         Seller shall indemnify and hold Purchaser harmless from, and will reimburse Purchaser for, any and all Losses incurred by Purchaser to the extent that such Losses arise out of, relate to, or result from any of the Seller's escrow or arm adjustment practices in connection with Servicing Rights acquired by the Purchaser under this Agreement prior to the Transfer Date and any ARM adjustment practices of Seller different from Purchaser's ARM adjustment practices that Purchaser continues in connection with Servicing Rights acquired on such Transfer Date until six (6) months after such Transfer Date. The indemnification set forth in Section 9.7 shall apply to any Claim that results in any such Losses, whether or not the Claim was brought by a Mortgagor under a Mortgage Loan, the Servicing Rights to which were acquired by Purchaser hereunder.

         Notwithstanding Section 9.4 hereof, Purchaser shall have the sole right to, with counsel of its choice, conduct the defense of, settle or otherwise dispose of any third party claim that may involve indemnification under this Section 9.7 and Seller shall have no right to participate in the defense of any such claim.

         In the event that Mortgage Loans related to Servicing Rights acquired by Purchaser hereunder become subject to any Claim covered by this Section 9.7, and other mortgage loans owned or serviced by the Purchaser also are subject to such Claim, then the extent of Seller's indemnification under this Section 9.7 shall equal (i) the amount of any judgment or settlement attributable to Seller's escrow or arm adjustment practices prior to the relevant Transfer Date, and any arm adjustment practices of Seller different from Purchaser's arm adjustment practices that Purchaser continues until six (6) months after the relevant Transfer Date, in connection with Mortgage Loans the Servicing Rights to which were acquired pursuant to this Agreement, and (ii) a share of (a) the expenses and attorneys' fees incurred by the Purchaser after the relevant Transfer Date in the defense and/or settlement of any such Claim and (b) the expenses and attorneys' fees incurred by the claimants after the relevant Transfer Date that Purchaser is required to pay pursuant to the terms of any judgment or settlement. Seller's share of (a) and (b) shall be calculated by multiplying the percentage of the amount that Seller pays under (i) of the entire judgment or settlement amount by the total amount of expenses and attorneys' fees incurred by Purchaser under (a) and (b). For example, if the amount payable by Seller to the Purchaser under (i) above is equal to 10% of the full amount payable by Purchaser under the terms of any judgment or settlement (regardless of the percentage of Purchaser's servicing portfolio (or portion thereof) that is the subject matter of any claim or settlement that is comprised of Servicing Rights purchased from Seller, then Seller shall also be responsible for 10% of (ii) (a) and (ii) (b).

                                   ARTICLE X
                                  TERMINATION

    SECTION 10.1      TERMINATION.
         This Agreement and the transactions contemplated hereby may be terminated as follows:

           (a) by mutual written consent of the Parties at any time prior to the Closing Date; or

         (b) by Purchaser or Seller, by written notice to the other, if any condition precedent to the other Party's obligations under this Agreement is not met within the specified time period and the failure to meet such condition would have a material and adverse affect on the transactions contemplated hereunder; provided, however, that neither of the Parties may terminate this Agreement pursuant to this Section I0. 1 (b) if such Party is itself in breach in any material respect of any of its representations, warranties, covenants or other obligations set forth herein.

         (c) by Purchaser or Seller by written notice to the other party upon failure of the closing to occur prior to November 30, 1994, unless the failure to close is caused by a breach of this Agreement by the party seeking to terminate under this Section 10.1(c).

    SECTION 10.2      EFFECT OF TERMINATION.
         In the event of the termination of this Agreement pursuant to Section
10.1 hereof, this Agreement (other than Sections 11.4 and this Section 10.2) shall forthwith become void and have no effect, without any liability on the part of any Party. Upon the termination of this Agreement within five (5) Business Days thereafter, Seller shall return to Purchaser the Deposit and any other portions of the Purchase Price paid by Purchaser to Seller, plus interest on such amounts at the Federal funds rate, less all Servicing Fees paid by Seller to Purchaser during the Interim Period (net of the interim servicing fee paid by Purchaser to Seller). If this Agreement is terminated pursuant to
Section 10.1 (b) or (c) by Purchaser, then Purchaser shall be entitled to such remedies as may be available to it under law or equity and if this Agreement is terminated pursuant to Section 10.1 (b) or (c) by Seller, then Seller shall be entitled to such remedies as may be available to it under law or equity.

                                   ARTICLE XI
                                 MISCELLANEOUS

    SECTION 11.1     NOTIFICATION OF MORTGAGORS, INSURANCE COMPANIES, ETC.
         By no later than thirty (30) days prior to each Transfer Date, Seller and Purchaser shall agree upon a form of joint notification of transfer of Servicing Rights for approval. Sixteen (16) days prior to the Transfer Date and otherwise in accordance with Applicable Requirements, Seller shall mail the approved form of notification to Mortgagors under the Mortgage Loans of the transfer of the Servicing Rights and instruct the Mortgagors to deliver all mortgage and related payments and all tax and insurance notices to Purchaser after the Transfer Date. Purchaser and Seller shall each bear one-half of the expense of the mailing of the joint borrower notices. Seller shall also, at its expense, notify or have its tax service provider notify any applicable taxing authority, the custodian of the Mortgage Files, within reasonable time as agreed between Seller and Purchaser, and Insurers, that the Servicing Rights are being transferred and instruct such entities to deliver all tax bills, payments, notices and insurance statements to Purchaser after the Transfer Date. Purchaser and Seller shall cooperate in obtaining Computer Power Inc's ("CPI") consent to Purchaser's use of CPI's software licensed by MNB until September 30, 1995.

    SECTION 11.2     SUPPLEMENTARY INFORMATION.
         From time to time prior to and after the Transfer Date, Seller shall furnish to Purchaser such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available to Seller as Purchaser may reasonably request or which may be necessary to enable Purchaser to file any reports due to the Investors in connection with the Mortgage Loans or Servicing Rights.

    SECTION 11.3     ACCESS TO INFORMATION.
         Seller shall allow Purchaser and its counsel, accountants, and other representatives, reasonable access, during normal business hours throughout the period prior to the Transfer Date, to all of Seller's files, books and records relating to the Servicing Rights, the Mortgage Loans, Related Escrow Accounts and Accounts Receivable. Purchaser and its representatives and affiliates shall treat all information obtained in such investigation, not otherwise in the public domain, as confidential and shall not use any such information for its own benefit. Following the Transfer Date, Purchaser shall allow Seller and its counsel, accountants and other representatives similar access, subject to similar limitations, to verify claims of Purchaser for indemnification and to enable Seller to minimize any indemnity it may be obligated to pay hereunder.

    SECTION 11.4     NO BROKER'S FEES.
         Each party hereto represents and warrants to the other that, except for Seller's agreement with Broker, it has made no agreement to pay any agent, finder, or broker or any other representative, any fee or commission in the nature of a finder's or broker's fee arising out of or in connection with the subject matter of this Agreement. Seller shall be solely responsible for fees and commissions payable to Broker in connection with the transaction. The Parties hereto covenant with each other and agree to indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred by the other in investigating or defending (including reasonable attorneys' fees) any Claim based upon the other party's actions under this Section 11.4.

    SECTION 11.5     FURTHER ASSURANCES.
         Seller shall, at any time and from time to time, promptly, upon the reasonable request of Purchaser or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and confirming to Purchaser and its successors and assigns of title to Servicing Rights, the FF&E and FF&E Contracts, or as shall be necessary to effect the transactions provided for in this Agreement. Purchaser and Seller shall cooperate in good faith to consummate the transactions and perform the covenants contemplated by this Agreement.

    SECTION 11.6     SOLICITATION OF REFINANCING AND CORRESPONDENTS.
         From and after the Execution Date, Seller shall not solicit, and Seller shall exercise best efforts to prevent any of its affiliates from directly or indirectly soliciting on a targeted basis, by means of direct mail, or telephonic or personal solicitation, the Mortgagors: (a) for purposes of prepayment or refinance or modification of such Mortgages, or (b) with respect to Mortgagors residing outside the state of Michigan for any financial services or products including, but not limited to, (1) checking and savings accounts, certificates of deposit, safe deposit boxes, automatic teller machines, second mortgage loans, equity source accounts, personal loans and credit cards, and with respect to all Mortgagors (2) ordinary life, ordinary health, credit life, credit health, credit unemployment, hazard insurance and any other forms of group or individual insurance coverages; provided, however, that the limitation of Section 11.6(b) immediately above shall not apply to solicitation by Seller or its affiliates, among other marketing activities, of the renewal by the Mortgagor of any such financial services or products described in Section 11.6(b) for which the Mortgagor initially contracted with Seller or its affiliates prior to the Execution Date. Purchaser shall not solicit, and Purchaser shall exercise best efforts to prevent any of its affiliates from directly or indirectly soliciting on a targeted basis, by means of direct mail, or telephonic or personal solicitation until the date the Servicing is transferred to Purchaser's CPI data base (between June and September 1995), Mortgagors residing inside the State of Michigan for any financial services or products including, but not limited to, checking and savings accounts, certificates of deposit, safe deposit boxes, automatic teller machines, second mortgage loans, equity source accounts, personal loans and credit cards. It is understood and agreed that, among other marketing activities, promotions undertaken by Seller or any affiliate of Seller or Purchaser or any affiliates of Purchaser which are directed to the general public at large, including without limitation mass mailings not based on any lists of Seller or its affiliates or Purchaser or its affiliates related to the business being sold hereunder based on commercially acquired mailing lists, newspaper, radio and television advertisements, shall not constitute solicitation under this Section
11.6. As required by Paragraph 3.2(d) hereof, Seller shall transfer to Purchaser, without any additional cost or expense to Purchaser, any impound or other account balances held by Seller related to, and all of Seller's right, title, and interest in and to, any of the insurance coverages or related products described in Section 11.6(b)(2) sold by Seller or its affiliates to Mortgagors prior to the related Transfer Date.

    SECTION 11.7     SURVIVAL.
         Notwithstanding anything else to be contrary herein, all warranties, representations, covenants, indemnities and other agreements of the parties to this Agreement set forth herein pursuant hereto shall survive the sale on the Effective Date hereunder for the life of the Mortgage Loans.

    SECTION 11.8     GOVERNMENTAL AUTHORITIES; LAWS AND SEVERABILITY.
         The terms and provisions of this Agreement are expressly made subject to applicable Federal and State statutes, laws, and rules and regulations promulgated thereunder, as amended from time to time, and the acts and actions of the applicable Investors and Insurers and their respective rules and regulations, as amended from time to time. Any rule, regulation or administrative policy of any government agency having jurisdiction which relates to the transfer of the Servicing Rights to Purchaser in effect on the Transfer Date shall be deemed to be incorporated herein, and shall supersede the terms of this Agreement, unless such incorporation shall materially impair the contemplated benefits to be received by the parties pursuant to this Agreement, in which event the parties shall renegotiate the terms and conditions hereof to reflect a fair allocation of the economic benefits contemplated hereby. In the event any provision of this Agreement is deemed by a court of competent jurisdiction to be in violation of any of the above, such provision shall be of no force or effect, and this Agreement shall be interpreted as though such superseded provision were not contained in this Agreement.

    SECTION 11.9     FORM OF PAYMENT TO BE MADE.
         All payments to be made by a Party to another Party shall be made by wiring immediately available funds to the accounts designated by the Party receiving the Payment.

    SECTION 11.10   SUCCESSORS AND ASSIGNS.
Neither Seller nor Purchaser shall assign this Agreement or any rights hereunder with respect to the other party without the prior express written consent of the other party, which consent may be withheld in the sole discretion of such party.

    SECTION 11.11  PAYMENT OF COSTS.
         Except as otherwise provided herein, Seller shall be responsible for all transfer and recording fees, costs with respect to delivery of the custodial and other loan files and mortgage servicing records relating to the Mortgage Loans and other related costs incurred by Seller in its performance of its obligations under this Agreement, together with fees of Seller's document custodian, attorneys and accountants. Purchaser shall pay all data processing costs incurred by Purchaser in connection with this Agreement, and other related costs of Purchaser in its performance of its obligation under this Agreement, together with fees of Purchaser's attorneys and accountants.

    SECTION 11.12   PURCHASER'S REVIEW.
         The parties agree that any and all determinations made by Purchaser in connection with its review of the Mortgage Loans, Servicing Rights and related books and records shall not be evidence that Seller has complied with any of its representations, warranties, or covenants under this Agreement.

    SECTION 11.13   NOTICES.
         All notices, requests, demands and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested, postage prepaid unless otherwise instructed in the Agreement.

                 (a)      If to the Purchaser, to:

                          Stephen Morrison, Esq.
                          Senior Vice President and
                          General Counsel
                          Norwest Mortgage, Inc.
                          405 S.W. Fifth Street

                          Des Moines, IA  50309-4603

                 (b)      If to Seller, to:

                          Lawrence L. Gladchun
                          Senior Vice President and
                          General Counsel
                          Michigan National Corporation
                          27777 Inkster Drive
                          Farmington Hills, MI 48333-9065

or to such other address as Purchaser or Seller shall have specified in writing to the other.

    SECTION 11.14   ENTIRE AGREEMENT; CONSTRUCTION.
         This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties hereto. Reference to Sections, Subsections or Exhibits in this Agreement are to Sections and Subsections of, and Exhibits to, this Agreement. The Exhibits are part of this Agreement.

    SECTION 11.15   BINDING EFFECT.

         This Agreement shall inure to the benefit of and be binding upon the parities hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the Parties hereto and their successors, any rights, obligations, remedies or liabilities.

    SECTION 11.16   HEADINGS.
         Headings on the Sections are for reference purposes only and shall not be deemed to have any substantive effect.

    SECTION 11.17   APPLICABLE LAWS.
         This Agreement shall be construed in accordance with the laws of the State of Minnesota.

    SECTION 11.18   COUNTERPARTS.
         This Agreement may be executed in any number of counterparts, which together shall constitute full and proper execution hereof.

    SECTION 11.19   TIME OF ESSENCE.
         Time is of the essence in the performance of the obligations stated in this Agreement.

         IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written.


ATTEST:                                    NORWEST MORTGAGE, INC.
                                           Purchaser


By  Timothy Ermatinger                     By       M L O
                                           Its:  President

ATTEST:
                                           INDEPENDENCE ONE MORTGAGE
                                           CORPORATION
                                           Seller


By  Timothy Ermatinger                     By       Kenneth Alverson
                                           Its:     Executive Vice President

ATTEST:
                                           MICHIGAN NATIONAL BANK
                                           Seller

By  Timothy Ermatinger                     By       J.J. Whiteside
                                           Its: Executive Vice President
                                       and Chief Financial Officer